Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

TELEGLOBE INTERNATIONAL HOLDINGS LTD,

VEX MERGER SUBSIDIARY CORP.

and

ITXC CORP.

Dated as of November 4, 2003

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-iii-

Annexes

Annex A Form of Voting Agreement

Annex B Form of Surviving Corporation Certificate of Incorporation and Bylaws

Annex C Form of Parent Byelaws

Annex D Form of Affiliate Letter

Annex E Form of Joinder Agreement

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 4, 2003 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among TELEGLOBE INTERNATIONAL HOLDINGS LTD, a Bermuda company (“Parent”), ITXC CORP., a Delaware corporation (“Company”), and VEX MERGER SUBSIDIARY CORP., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the boards of directors of Parent and Company have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of Merger Sub with and into Company (the “Merger”) and have approved and adopted this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain stockholders of Company have entered into a voting agreement (“Voting Agreement”) in the form attached hereto as Annex A;

WHEREAS, after the execution of this Agreement, Parent will contribute (the “Contribution”) all of the outstanding equity of Teleglobe Bermuda Ltd, a Bermuda company, TLGB Luxembourg Holdings SarL, a Luxembourg company, and Merger Sub, which entities are, as of the date hereof, the only direct wholly owned Subsidiaries of Parent (together the “Intermediate Subsidiaries”), to a newly formed Bermuda company which will be a direct wholly owned subsidiary of Parent (“New Parent”), in exchange for common shares of New Parent, and it is intended, for United States federal income tax purposes, that such contribution by Parent and the Merger constitute a single, integrated plan;

WHEREAS, upon the terms and subject to the conditions of this Agreement, including without limitations, those conditions set forth in Section 2.01 hereof, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), New Parent will acquire all of the common stock of Company through the Merger of Merger Sub with and into Company;

WHEREAS, prior to the Effective Time (as defined below), Parent shall repurchase all of the outstanding shares of the Parent Preferred Stock (as defined below), plus accrued and unpaid dividends in exchange for the distribution of certain intercompany notes (the “Intercompany Notes”) held by it prior to the date hereof and listed in Section R of the Parent Disclosure Schedule to the holders of the Parent Preferred Stock;

WHEREAS in connection with Merger, New Parent shall consummate a private placement of senior notes pursuant to Rule 144A of the Securities Act (the “High Yield Offering”) or any substitute financing, the proceeds of which shall be loaned directly and indirectly by New Parent (the “New Interco Loans”) to those Parent Subsidiaries who are the issuers of the Intercompany Notes listed in Section R of the Parent Disclosure Schedule and identified as such;

WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

WHEREAS the proceeds of the New Interco Loans shall be used to repay in full the Intercompany Notes.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with the first Person.

“Bell Canada Agreement” shall mean that certain Master Wholesale Pricing and Services Coordinating Agreement, dated as of January 1, 2001, by and among Teleglobe Inc., Bell Canada and BCE Nexxia Inc. as amended by the First Amendment, dated June 12, 2003, between Teleglobe Canada ULC and Bell Canada.

“BestValue Routing Technology” shall mean (i) the software and hardware infrastructure, (ii) methodology for monitoring, evaluating and managing voice quality by generating predictive and corrective network adjustments, and (iii) the network configuration utilized in operating Company’s voice over internet protocol network.

“Blue Sky Laws” shall mean state securities or “blue sky” Laws.

“BMA” shall mean the Bermuda Monetary Authority.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks are not required or authorized by Law or executive order to remain closed in the City of New York.

“Buy/Sell Margin” shall mean, for any period with respect to (i) Company, the difference between Gross Revenue and the aggregate variable costs paid to carriers to terminate the traffic of Company and any of the Company Subsidiaries or (ii) Parent, the difference between Gross Revenue and the sum of (a) the aggregate variable costs paid to terminate the traffic of Parent and any of the Parent Subsidiaries and (b) the amount of Distributable Cash to be paid to Comfone AG (“Comfone”) pursuant to the Joint Venture Agreement that has accrued during such period and (c) the amount of collected revenue resulting from the sales by Parent or the Parent Subsidiaries of IRSC Service (as defined in the PTI Agreement) to be paid to PTI that has accrued during such period.

“Company Business Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Common Stock” shall mean the shares of common stock, par value $0.001 per share, of Company.

“Company Competing Transaction” shall mean any of the following involving Company (other than the Merger):

(i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction;

(ii) any sale, lease, exchange, transfer or other disposition of 20% or more of the assets of Company and the Company Subsidiaries (as defined in Section 4.01), taken as a whole, in a single transaction or series of related transactions;

(iii) any tender offer or exchange offer for 20% or more of the outstanding voting securities of Company or the filing of a registration statement under the Securities Act in connection therewith;

(iv) any Person (other than a Person who as of the date hereof beneficially owns 20% or more of the outstanding voting securities of Company; provided, such Person does not acquire beneficial ownership of additional voting securities of Company) having acquired “beneficial ownership” or the right to acquire “beneficial ownership” of, or any “group” (as such terms are defined under Section 13(d) of the Exchange Act) (other than any group which, as of the date hereof, beneficially owns 20% or more of the outstanding voting securities of Company; provided, that such group does not acquire beneficial ownership of additional voting securities of Company) having been formed that beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting securities of Company;

(v) any solicitation of proxies in opposition to the adoption of this Agreement by the stockholders of Company (the “Company Stockholders”); or

(vi) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Company Disclosure Schedule” shall mean the disclosure schedule delivered by Company to Parent concurrently with the execution of this Agreement and forming a part hereof.

“Company Intellectual Property Contracts” shall mean all Contracts concerning the Company Business Intellectual Property, including without limitation Contracts granting Company and/or any of the Company Subsidiaries rights to use the Company Licensed Intellectual Property, Contracts granting rights to use Company Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements, Trademark consent agreements and nonassertion agreements.

“Company Licensed Intellectual Property” shall mean Intellectual Property used or intended to be used by Company and/or any of the Company Subsidiaries pursuant to a license or permission from other Persons.

“Company Material Adverse Effect”shall mean any change in or effect on (x) the business of Company or the Company Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is materially adverse to the business, assets (both tangible and intangible), liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole or (y) the ability of Company to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following, in and of themselves, be considered a Company Material Adverse Effect: (a) any decrease in the market price or trading volume of the Company Common Stock after the date hereof (but not any change or effect underlying such decrease to the extent such change or effect may otherwise constitute a Company Material Adverse Effect); (b) (1) loss by Company of current customers or any reductions in sales or revenues or (2) loss by Company of current employees, suppliers or distributors due primarily to the transactions contemplated hereby or the public announcement of this Agreement, in each case arising after the date of this Agreement; (c) changes in general economic conditions or changes affecting the industry generally in which Company operates (other than such changes that affect Company in a materially disproportionate manner), (d) acts of terrorism, war or other social or political disruptions; or (e) accounting changes required by changes in United States GAAP or the policies of the Public Company Accounting Oversight Board.

“Company Owned Intellectual Property” shall mean Intellectual Property owned by Company and/or the Company Subsidiaries.

“Company Stock Plan”shall mean Company’s 1998 Stock Incentive Plan, as amended.

“Company Stock Purchase Plan”shall mean Company’s Employee Stock Purchase Plan.

“Company Subsidiary” shall mean any direct or indirect Subsidiary owned by Company.

“Company Target Margin” shall mean $7,500,000.

“Company Warrants” shall mean those certain warrants to purchase Company Common Stock granted to each of Messrs. Tom I. Evslin and Edward B. Jordan.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of May 1, 2003, between TLGB Acquisition LLC and Company.

“Contract(s)” shall mean, with respect to any specified Person, any written or oral, contract, agreement, lease, indenture, or commitment to which such Person or its properties are legally bound or under which such Person is legally obligated, whether on an absolute or contingent basis.

“Distributable Cash” shall have the meaning given to such term in the Joint Venture Agreement.

“$” shall mean United States Dollars.

“Encumbrances” shall mean all claims, security interests, liens, pledges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other similar encumbrance or right.

“Environmental Law” shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material.

“Environmental Permit” shall mean any Permit or other authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean with respect to a specified Person, any entity, which, together with such Person or any of its Subsidiaries as the case may be, would be treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Expenses” shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement (as defined in Section 7.01) and the Proxy Statement (as defined in Section 7.01), the solicitation of stockholder approvals, the filing of HSR Act notification and report form, if any, and all other matters related to the transactions contemplated hereby and the closing of the Merger.

“Governmental Entity” shall mean any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body including, but not limited to, any Telecommunications Operating Authority.

“Governmental Order”shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Gross Revenue” shall mean, for any period, (i) in the case of Parent, the aggregate revenues derived from its voice, data, Internet and global roaming businesses received in the ordinary course of business by Parent and any of its Subsidiaries on a consolidated basis and calculated in accordance with United States GAAP; provided, that the aggregate revenues derived from any Person listed in Section 1.01GR of the Parent Disclosure Schedule, shall, for purposes of calculating Gross Revenues with respect to Parent, be deemed to equal the greater of (A) the amount set forth opposite such Person’s name listed in Section 1.01GR of the Parent Disclosure Schedule and (B) the actual amount of revenues derived from such Person and (ii) in the case of Company, the aggregate revenues for voice traffic received in the ordinary course of business by Company and any of its Subsidiaries on a consolidated basis and calculated in accordance with United States GAAP; provided, that the aggregate revenues derived from any Person listed in Section 1.01GR of the Company Disclosure Schedule shall, for purposes of calculating Gross Revenues with respect to Company, be deemed to equal the greater of (A) the amount set forth opposite such Person’s name listed in Section 1.01GR of the Company Disclosure Schedule and (B) the actual amount of revenues derived from such Person.

“Hazardous Material” shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act”shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

“Indebtedness” shall mean as to any Person, all indebtedness to any other Person for borrowed money, including capitalized lease obligations, synthetic lease obligations, sale leaseback obligations and other similar indebtedness obligations, whether secured or unsecured, and all such indebtedness of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured against loss.

“Intellectual Property” shall mean all United States and non-United States (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same (collectively, “Trademarks”); (ii) inventions, discoveries and ideas, and all patents, registrations, and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions and reissues (collectively, “Patents”); (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, algorithms, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship (including without limitation computer software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) all other intellectual property or proprietary rights (collectively, “Other Proprietary Rights”).

“Joint Venture Agreement” shall mean that certain joint venture agreement dated as of January 1, 1997, between Teleglobe Canada Inc. and Swisscom Ltd., as amended by Amendment No. 1 dated as of June 30, 2001 between Teleglobe Canada Limited Partnership and Comfone.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall mean all United States and non-United States electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content.

“Knowledge of Company”shall mean that any Person listed in Section 1.01C of the Company Disclosure Schedule is actually aware of a fact or other matter or should have been aware of a fact or other matter based upon reasonable inquiry and investigation.

“Knowledge of Parent”shall mean that any Person listed in Section 1.01P of the Parent Disclosure Schedule is actually aware of a fact or other matter or should have been aware of a fact or other matter based upon reasonable inquiry and investigation.

“Law”shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

“Network Operations” shall mean all United States and non-United States routers, switch sites, network operations centers, points of presence, terrestrial, subsea and satellite networks and all other transport networks, as applicable to a specified Person.

“NNM” shall mean The Nasdaq National Market.

“Parent Business Intellectual Property” shall mean the Parent Owned Intellectual Property and the Parent Licensed Intellectual Property.

“Parent Common Stock” shall mean the common shares, par value $0.01 per share, of Parent.

“Parent Core Countries” shall mean the United States, Canada, Hong Kong, Spain, the United Kingdom and Australia.

“Parent Disclosure Schedule”shall mean the disclosure schedule delivered by Parent to Company concurrently with the execution of this Agreement and forming a part hereof.

“Parent Intellectual Property Contracts” shall mean all Contracts concerning the Parent Business Intellectual Property, including without limitation Contracts granting Parent and/or any of the Parent Subsidiaries rights to use the Parent Licensed Intellectual Property, Contracts granting rights to use Parent Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements, Trademark consent agreements and nonassertion agreements.

“Parent Licensed Intellectual Property” shall mean Intellectual Property used or intended to be used by Parent and/or any of the Parent Subsidiaries pursuant to a license or permission from other Persons.

“Parent Material Adverse Effect”shall mean any change in or effect on (x) the business of Parent and the Parent Subsidiaries (as defined in Section 5.03) that, individually or in the aggregate (taking into account all other such changes or effects) is materially adverse to the business, assets (both tangible and intangible), liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (y) the ability of Parent and New Parent (upon the execution of the Joinder Agreement) to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following, in and of themselves, be considered a Parent Material Adverse Effect: (a) changes in general economic conditions or changes affecting the industry generally in which Parent operates (other than such changes that affect Parent in a materially disproportionate manner), (b) (1) loss by Parent of current customers or any reductions in sales or revenues or (2) loss by Parent of current employees, suppliers or distributors due primarily to the transactions contemplated hereby or the public announcement of this Agreement, in each case arising after the date of this Agreement; (c) acts of terrorism, war or other social or political disruptions; or (d) accounting changes required by changes in United States GAAP or the policies of the Public Company Accounting Oversight Board.

“Parent Owned Intellectual Property” shall mean Intellectual Property owned by the Parent and/or the Parent Subsidiaries.

“Parent Preferred Stock” shall mean the preferred shares, par value $0.01 per share, of Parent.

“Parent Subsidiary” shall mean any direct or indirect Subsidiary owned by Parent, including after its formation, New Parent.

“Parent Target Margin” shall mean $52,000,000.

“Permit” shall mean permits, licenses, franchises, variances, exemptions, orders, registrations, certificates, consents, approvals and other authorizations issued or granted by Governmental Entities, including without limitation, the Telecommunications Operating

Authorities and any other right or authorization held by a specified Person granted or recognized by a Governmental Entity in any jurisdiction and required for the provision or delivery of telecommunications and/or information services in or to such jurisdiction.

“Person”shall mean an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, individual (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

“PTI” means Performance Technologies Inc., a Delaware corporation.

“PTI Agreement” means the Agreement dated July 1, 2001 between Teleglobe Canada Limited Partnership, Microlegend Telecom Systems Inc. and PTI.

“Registered” shall mean issued, registered, renewed or the subject of a pending application.

“Required Company Governmental Approvals” shall mean any approval or authorization required to be obtained by Company from any Telecommunications Operating Authority.

“Rights Agreement” shall mean the Shareholder Protection Rights Agreement, dated April 10, 2003 between Company and American Stock Transfer & Trust Company, as Rights Agent.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act”shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or other taxing authority (“Taxing Authority”), including, without limitation, income, franchise, windfall or other profits, gross or net receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth taxes; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

“Tax Return” shall mean any return, statement or form (including, without limitation, any estimated tax report or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes.

“Teleglobe APA” shall mean that certain purchase agreement, dated as of September 18, 2002, as amended, among TLGB Acquisition LLC, Teleglobe Inc., Teleglobe USA Inc. and the other parties listed as “Key Sellers” on the signature pages thereto.

“Telecommunications Operating Authorities” shall mean collectively, the United States Federal Communications Commission (the “FCC”) and the state public utilities commissions or similar Governmental Entities in the same or other jurisdictions, each individually a “Telecommunications Operating Authority.”

“United States GAAP” shall mean United States generally accepted accounting principles.

“WARN Act” shall mean the Workers Adjustment Retraining Notification Act.

In addition to the foregoing definitions, the following terms shall have the definitions specified in the section of the Agreement listed below:

Defined Terms	Section
2002 Statements	5.07	(d)
Acquired Businesses	5.07	(d)
Agreement	Introduction
Benefit Plan	4.09	(a)
Certificate of Merger	2.03
Closing	2.02
Code	Recitals
Commitment Letter	5.15
Company	Introduction
Company Business Trade Secrets	4.15	(k)
Company Buy/Sell Certificate	7.10	(b)
Company Bylaws	4.02
Company Certificate of Incorporation	4.02
Company Certificates	3.02	(c)
Company Financial Advisor	4.20
Company Reports	4.07
Company Stock Options	3.05
Company Stockholders’ Meeting	7.02
Company Superior Proposal	6.05
Company Telecommunications Applications	4.05	(a)
Company Termination Fee	9.05	(b)

Contribution	Recitals
DGCL	Recitals
Effective Time	2.03
Exchange Agent	3.02	(a)
Exchange Ratio	3.01	(a)
Executive Agreements	27
Final Order	8.02	(e)
Foreign Pension Plan	4.09	(e)
High Yield Notes	62
High Yield Offering	Recitals
Immediate Subsidiaries	Recitals
Indemnified Party	7.03	(a)
ISRA	4.04
Material Contracts	4.12
May Balance Sheet	5.07	(a)
May Statement of Operations	5.07	(a)
Merger	Recitals
Merger Sub	Introduction
New Interco Loans	Recitals
New Parent	Recitals
New Parent Certificates	3.02	(b)
New Parent Common Stock	5.18	(c)
Parent	Introduction
Parent Benefit Plan	5.16	(a)
Parent Business Trade Secrets	5.10	(j)
Parent Buy/Sell Certificate	7.10	(a)
Parent Byelaws	37
Parent Financial Statements	5.07	(a)
Parent Foreign Pension Plan	5.16	(e)
Parent Memorandum of Association	37
Parent Pension Plan	5.16	(6)
Pension Plan	4.09	(b)
Proxy Statement	7.01	(a)
Registration Statement	7.01	(a)
Representatives	6.04
September 30 Statements	5.07	(d)
September Statement of Operations	5.07	(a)
Subsequent Parent Financial	5.07	(d)
Suit	4.15	(c)
Surviving Corporation	2.01
Tax Affiliate	4.16
Terminating Company Breach	9.01	(f)
Terminating Parent Breach	9.01	(g)
Termination Date	9.01	(b)
Unaudited Balance Sheet	5.07	(a)
Voting Agreement	Recitals

ARTICLE II

THE MERGER

SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 2.03), Merger Sub shall be merged with and into Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation of the Merger, as a wholly owned Subsidiary of New Parent (the “Surviving Corporation”). Notwithstanding the foregoing, Parent may elect at any time prior to the Effective Time, subject to the limitations imposed by applicable Law, to change the method of effecting the business combination between Parent and Company to substitute any direct or indirect wholly owned Subsidiary of Parent for Merger Sub as a constituent corporation in the Merger, provided, however, such change described in this sentence shall not be effected without Company’s prior written consent if such change will negatively affect Company, any Company Subsidiary, or any of Company’s stockholders. In the event of an election by Parent to effect any such change and (if required) the receipt by Parent of Company’s written consent thereto, the parties hereto shall execute an appropriate amendment to this Agreement. Notwithstanding anything else in this Agreement to the contrary, Parent will, prior to the Effective Time, substitute New Parent as the direct parent of Merger Sub through the Contribution in the manner described in the third recital of this Agreement. Upon the completion of the Contribution, New Parent shall execute a Joinder Agreement substantially in the form attached as Annex E hereto (the “Joinder Agreement”) and thereby upon execution become a party hereto.

SECTION 2.02 Closing. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 9.01 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three Business Days) after satisfaction or waiver of the conditions set forth in Article VIII, at a closing (the “Closing”) to be held at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, unless another date, time or place is agreed to by Parent and Company.

SECTION 2.03 Effective Time. At and after the time of the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be agreed upon by Parent and Company and set forth therein, being the “Effective Time”).

SECTION 2.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in Company as the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of Company as the Surviving Corporation.

SECTION 2.05 Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. Unless otherwise agreed by Parent and Company before the Effective Time, at the Effective Time:

(a) the certificate of incorporation and the bylaws of Company shall be amended in their entirety in the Merger to read as set forth on Annex B hereto and, as so amended, shall be the certificate of incorporation and the bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation or bylaws;

(b) the officers of Company immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and

(c) Company shall take all requisite action so that, as of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, to serve as such from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, New Parent, Merger Sub, Company or the holders of any of the following securities:

(a) Each share of Company Common Stock issued and outstanding immediately before the Effective Time (excluding those shares to be canceled in accordance with Section 3.01(b)) and all rights in respect thereof shall forthwith cease to exist and be converted into the right to receive 0.0107 of a share (as adjusted pursuant to Section 3.06 or by Parent in consultation with Company in accordance with any stock split or combination by New Parent for any reason including, in order to comply with the minimum bid price requirements for the approval of any initial listing application by the NNM or another U.S. national securities exchange, as the case may be) (the “Exchange Ratio”) of New Parent Common Stock.

(b) Each share of Company Common Stock held in the treasury of Company or owned by Parent, New Parent, Merger Sub or any wholly owned Subsidiary of Company or Parent immediately prior to the Effective Time shall be canceled and no shares of stock or other securities of Parent, New Parent, the Surviving Corporation or any other corporation shall be issuable, and no payment of other consideration shall be made, with respect thereto.

(c) Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Merger Sub common stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation common stock into which such shares of Merger Sub common stock shall have been converted.

SECTION 3.02 Exchange of Shares Other than Treasury Shares

(a) Exchange Agent. As of the Effective Time, New Parent shall enter into an agreement, in form and substance reasonably satisfactory to Company, with American Stock Transfer & Trust Company or such other bank or trust company as may be designated by New Parent to act as exchange agent for the Merger (the “Exchange Agent”).

(b) New Parent to Provide Common Stock. Promptly after the Effective Time, New Parent shall make available to the Exchange Agent for the benefit of the holders of Company Common Stock certificates of New Parent Common Stock (“New Parent Certificates”) representing the number of shares of New Parent Common Stock issuable pursuant to Section 3.01(a) and shall enter the names of such holders in New Parent’s register of members as the owners of such shares of New Parent Common Stock.

(c) Exchange Procedures. The Exchange Agent shall mail to each holder of record of certificates representing shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (“Company Certificates”), as soon as reasonably practicable after the Effective Time (and in any event not later than five Business Days after the later to occur of (x) the Effective Time and (y) receipt by New Parent of a complete list from Company of the names and addresses of its holders of record): (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as New Parent may reasonably specify and as Company shall have approved (such approval not to be unreasonably withheld, delayed or conditioned) prior to the Effective Time); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for New Parent Certificates. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by New Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive, in exchange therefor, a New Parent Certificate representing the number of shares of New Parent Common Stock that such holder has the right to receive pursuant to this Article III and dividends or distributions declared or made on such New Parent Common Stock after the Effective Time and payable between the Effective Time and the time of such surrender pursuant to this Section 3.02 and Section 3.04, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, to represent for all purposes only the right to receive the number of shares of New Parent Common Stock into which such shares of Company Common Stock are so convertible and any dividends and distributions declared or made on such New Parent Common Stock after the Effective Time and payable between the Effective Time and the time of such surrender. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article III.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to New Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable escheat or similar Laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the New Parent Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 3.02(d)) with respect to such shares of New Parent Common Stock and at the appropriate payment date, the amount of any dividends or distributions with a record date after the Effective Time, but prior to such surrender, with a payment date after such surrender.

(e) Transfer of Ownership. If any New Parent Certificate is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance and/or payment thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to New Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a New Parent Certificate for shares of New Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of New Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) Termination of Exchange Agent Funding. Any portion of funds (including any interest earned thereon) or New Parent Certificates held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this Article III within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to New Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by this Section 3.02 shall thereafter look only to New Parent (subject to abandoned property, escheat and similar Laws) only as general creditors thereof for their claim for shares of New Parent Common Stock, including any fractional share of New Parent Common Stock to which such holder is entitled pursuant to Section 3.04 and any dividends or distributions (with a record date after the Effective Time) with respect to New Parent Common Stock to which they are entitled.

(g) No Liability. Notwithstanding anything to the contrary in this Section 3.02, none of the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to any Person in respect of any shares of New Parent Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 3.03 Stock Transfer Books. As of the Effective Time, the stock transfer books of Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books.

In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of Company at the Effective Time, a certificate or certificates representing the number of shares of New Parent Common Stock into which such shares of Company Common Stock shall have been entitled to be converted shall be issued to the transferee including any fractional share of New Parent Common Stock to which such holder is entitled pursuant to Section 3.04, in accordance with Section 3.04 hereof, and a cash payment in the amount of dividends, if any, in accordance with Section 3.02(d) hereof, if the certificate or certificates formerly representing such shares of Company Common Stock is or are surrendered in accordance with the provisions of Section 3.02(c) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer Tax.

SECTION 3.04 No Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of New Parent Common Stock (after taking into account all Company Certificates delivered by such holder) shall be entitled to receive an additional fraction of a share of New Parent Common Stock to create a whole share such that no such holder will receive any fractional share of New Parent Common Stock.

SECTION 3.05 Options to Purchase Company Common Stock; Company Warrants. Each of Parent, New Parent and Company shall take all requisite action so that, at the Effective Time, (i) the Company Stock Plan and each option granted by Company to purchase shares of Company Common Stock pursuant to the Company Stock Plan or otherwise listed on Section 4.03 of the Company Disclosure Schedule (“Company Stock Options”) and (ii) each Company Warrant and purchase right pursuant to the Company Stock Purchase Plan, in each case, which is outstanding and unexercised immediately prior to the Effective Time shall be assumed by New Parent and converted into an option, or warrant, as the case may be, to purchase shares of New Parent Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except (a) to the extent that such terms, conditions and restrictions may be altered in accordance with their terms, (b) that all references in each such Company Stock Option, Company Warrant or purchase right as the case may be, to Company shall be deemed to refer to New Parent) and (c) a change in the identity of the plan administrator:

(a) the number of shares of New Parent Common Stock to be subject to the new option, warrant or purchase right, as the case may be, shall be equal to the product of (x) the number of shares of Company Common Stock subject to the original Company Stock Option, Company Warrant or purchase right, as applicable, immediately prior to the Effective Time and (y) the Exchange Ratio;

(b) the exercise price per share of New Parent Common Stock under the new option, warrant or purchase right, as the case may be, shall be equal to (x) the exercise price per share of Company Common Stock in effect under the original Company Stock Option, Company Warrant or purchase right, as applicable, immediately prior to the Effective Time divided by (y) the Exchange Ratio;

(c) in effecting such assumption and conversion, the aggregate number of shares of New Parent Common Stock to be subject to each assumed Company Stock Option, Company Warrant or purchase right, as the case may be, will be rounded up or down, if necessary, to the nearest whole share (with one-half being rounded up) and the aggregate exercise price shall be rounded up or down, if necessary, to the nearest whole cent (with one-half being rounded up); and

(d) at the Effective Time, the Company Stock Plan and the Company Stock Purchase Plan shall be terminated.

The adjustments provided herein with respect to any options that are “incentive stock options” (as defined in Section 422 of the Code) shall be effected in such manner as shall not cause a modification, extension or renewal of the options, within the meaning of Section 424(a) of the Code.

Other than as set forth in Section 3.05 of the Company Disclosure Schedule, no Company Stock Option shall vest or have any right to vest as a result of, or in connection with, the Merger or the transactions contemplated hereby

SECTION 3.06 Certain Adjustments. If between the date of this Agreement and the Effective Time, (a) the number of outstanding shares of New Parent Common Stock is increased above 1,200,000 shares, or the outstanding shares of Company Common Stock shall be changed into a different number of shares, in either case by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or (b) except as otherwise permitted pursuant to this Agreement (including (x) the issuance of up to an aggregate of 82,000 (i) Company Stock Options (including the issuance of shares upon exercise thereof) in accordance with the Company Stock Plan and (ii) shares of Company Common Stock issued pursuant to the Company Stock Purchase Plan and (y) the exercise of Company Stock Options or Company Warrants described in Section 4.03 of this Agreement or Section 4.03 of the Company Disclosure Schedule as being outstanding on the date hereof), the number of outstanding shares of Company Common Stock and securities exchangeable for or convertible into shares of Company Common Stock, or New Parent Common Stock and securities exchangeable for or convertible into shares of New Parent Common Stock, as the case may be, is in excess of that specified in Section 4.03 or Section 5.03, as applicable, or disclosed on Section 4.03 of the Company Disclosure Schedule or Section 5.03 of the New Parent Disclosure Schedule, as applicable, (regardless of whether such excess is a result of an additional issuance of capital stock or a correction to such Sections), then, in either case, the Exchange Ratio shall be adjusted accordingly to provide to New Parent and Company the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

SECTION 3.07 Lost, Stolen or Destroyed Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of New Parent Common Stock as may be required pursuant to Section 3.01; provided, however, that New Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify New Parent against any claim that may be made against New Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

SECTION 3.08 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company are hereby fully authorized in the name of their corporation or otherwise to take, and will use all good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the Company Disclosure Schedule, all such exceptions to be referenced to a specific section in this Article IV; and to any other representation or warranty of Company to the extent that it is readily apparent from such disclosure that such disclosure is applicable to such other representation or warranty and the applicable cross-reference is contained therein, that:

SECTION 4.01 Organization and Qualification.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have, or would not be reasonably likely to have, a Company Material Adverse Effect.

(b) Each of the Company’s Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power to carry on its business as it is now being conducted. Each such Subsidiary is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have, or would not be reasonably likely to have, a Company Material Adverse Effect. Other than directors qualifying shares, all of the outstanding shares of capital stock or membership interests of each of the Company Subsidiaries are validly issued, fully paid and nonassessable and are owned by Company or by a wholly owned Company Subsidiary, free and clear of all Encumbrances, and there are no proxies outstanding with respect to such shares or membership interests. Section 4.01(b) of the Company Disclosure Schedule sets forth a true and complete list of the ownership interests of Company in the Company Subsidiaries and in any other corporation, partnership, joint venture or other business association or entity.

SECTION 4.02 Certificate of Incorporation and Bylaws. The third restated certificate of incorporation (the “Company Certificate of Incorporation”) and bylaws, as amended (the “Company Bylaws”), which have been previously delivered to Parent are the certificate of incorporation and bylaws of Company as in effect on the date of this Agreement. Neither Company nor any Company Subsidiary is in violation of any of the provisions of its respective certificate of incorporation, bylaws or other organizational documents.

SECTION 4.03 Capitalization. The authorized capital stock of Company consists of 15,000,000 shares of preferred stock, par value $0.001 per share, and 400,000,000 shares of Company Common Stock. As of October 31, 2003, (i) 43,245,427 shares of Company Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 3,883,700 shares of Company Common Stock were held in the treasury of Company or by any of the Company Subsidiaries, (iii) 9,627,687 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan and 1,582,921 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Purchase Plan, copies of which has heretofore been furnished to Parent, (iv) 879,766 shares of Company Common Stock were reserved for issuance pursuant to the Company Warrants, a copies of which have heretofore been furnished to Parent, and (v) 6,818,412 Company Stock Options were outstanding pursuant to the Company Stock Plan. Section 4.03 of the Company Disclosure Schedule sets forth a true and complete listing of all outstanding Company Stock Options, setting forth the names of the holders of such Company Stock Options, the number of Company Stock Options so held and the exercise prices and vesting schedules of such Company Stock Options. Pursuant to the Rights Agreement, Company has issued to its stockholders, rights to purchase shares of capital stock of Company. There are no unvested shares of Company Common Stock that have been awarded to, or are otherwise held by, any employee, director or consultant pursuant to the Company Stock Plan and as of the Effective Time there will be no outstanding rights to purchase any Company Common Stock pursuant to the Company Stock Purchase Plan. Except as set forth above or in Section 6.01(b)(ii) of this Agreement or in Section 4.03 of the Company Disclosure Schedule, there are not now, and at the Effective Time there will not be, any shares of capital stock or other equity securities of Company, vested or unvested, issued or outstanding or any options, warrants or other rights, agreements, arrangements or commitments obligating Company or any of the Company Subsidiaries to issue or sell any shares of capital stock of Company or of any Company Subsidiary. Except as set forth in Section 4.03 of the Company Disclosure Schedule, there are no outstanding contracts of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other equity securities of Company or any Company Subsidiary.

SECTION 4.04 Authority Relative to This Agreement. Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and the transactions contemplated hereby, except for any required adoption of this Agreement by

Company’s stockholders as set forth in Section 4.25 of this Agreement. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company. Except as set forth in Section 4.04 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is subject to or obligated under any provision of (i) its respective certificate of incorporation or bylaws or other organizational document, (ii) any Contract (excluding all arrangements which are terminable upon 90 days or less notice without premium or penalty or arrangements involving not more than $100,000 per fiscal year in payments expected to be paid or received by Company or any Company Subsidiary), (iii) any Permit, or (iv) any Law or Governmental Order which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or a loss of a material benefit or any Encumbrance on any of its assets would be created or suffered by Company’s execution and performance of this Agreement, except (as to clauses (ii), (iii) or (iv) above) where such breach, violation, right of termination or acceleration, or Encumbrance, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Company Material Adverse Effect. Except as set forth in Section 4.04 of the Company Disclosure Schedule, the consummation of the Merger by Company will not require the consent or approval of or registration or filing with any Governmental Entity, including without limitation, any Telecommunications Operating Authority other than the (i) adoption of this Agreement by Company’s stockholders as set forth in Section 4.25 hereof, (ii) applicable requirements, if any, of the Exchange Act, state “blue sky” or takeover laws, the New Jersey Industrial Site Remediation Act (“ISRA”) and the HSR Act and other similar Laws, (iii) compliance with the United States Communications Act of 1934, as amended, including without limitation, as amended by the Unites States Telecommunications Act of 1996 and any rules, regulations or policies promulgated by the FCC or any other Telecommunications Operating Authority, and (iv) filing and recordation of appropriate merger documents as required by the DGCL. To the Knowledge of Company, no state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby, other than the provisions of Section 203 of the DGCL. By virtue of resolutions adopted by Company’s Board of Directors, the Merger, this Agreement and the transactions contemplated hereby will not be subject to the restrictions on “business combinations” (as defined in Section 203 of the DGCL) or the Rights Agreement.

SECTION 4.05 Licenses and Permits; Governmental Notices.

(a) Company and the Company Subsidiaries have obtained all material Permits granted or issued by any Governmental Authority, including without limitation, any Telecommunications Operating Authority, that are necessary under applicable Law to conduct their respective businesses and to own and operate their respective assets and such Permits are valid and in full force and effect. No material defaults or violations exist or have been recorded in respect of any Permit of Company and the Company Subsidiaries. No proceeding is pending or, to Knowledge of Company, threatened looking toward the revocation, limitation or non-renewal of any such material Permit and any other Permit issued or granted, or required to be issued or granted, by any Telecommunications Operating Authority with respect to Company and the Company Subsidiaries. Section 4.05(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all material Permits issued by all Telecommunications Operating Authorities. Section 4.05(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each application of Company or any of the Company Subsidiaries pending before any Telecommunications Operating Authority (the “Company Telecommunications Applications”). The Company Permits and the Company Telecommunications Applications are the only Permits that are required for the conduct of the business and operations of Company and the Company Subsidiaries as currently conducted except where the failure to have such Permits would not or would not be reasonably likely to, a individually or in the aggregate, have a Company Material Adverse Effect.

(b) Since December 31, 2002, except as set forth in Section 4.05(b) of the Company Disclosure Schedule, each of Company and the Company Subsidiaries has not received any written notice regarding, and has not been made a party to, any proceeding brought by any Governmental Entity alleging that (i) Company and the Company Subsidiaries are in, or may be in, violation in any material respect of any Law or Governmental Order, (ii) Company or any Company Subsidiary must change in any material respect any of its business practices to remain in compliance with any applicable Law or Governmental Order, (iii) Company and the Company Subsidiaries have failed to obtain any material Permit required for the conduct of its business or (iv) Company and the Company Subsidiaries are in material default under or in violation of any material Permit and any other Permit issued or granted, or required to be issued or granted, by any Telecommunications Operating Authority with respect to Company and the Company Subsidiaries.

SECTION 4.06 Compliance with Laws. Except as disclosed in Section 4.06 of the Company Disclosure Schedule, the business of Company and the Company Subsidiaries is not currently conducted nor has such business ever been conducted in violation of any Laws, except for possible violations none of which, individually or in the aggregate, have or would be reasonably expected to have a Company Material Adverse Effect. Except as disclosed in Section 4.06 of the Company Disclosure Schedule, no investigation, review or proceeding by any Governmental Entity (including, without limitation, any Telecommunications Operating Authority) with respect to Company or the Company Subsidiaries in relation to any alleged violation of Law is pending or, to the Knowledge of Company, threatened, nor has any Governmental Entity (including, without limitation, any Telecommunications Operating Authority) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not have, or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any of the Company Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that materially restricts the conduct of its business or which would have or would reasonably be expected to have a Company Material Adverse Effect, nor has Company or any of the Company Subsidiaries been advised that any Governmental Entity is considering issuing or requesting any of the foregoing.

SECTION 4.07 SEC Filings; Financial Statements.

(a) Company has timely filed all forms, reports, statements and documents required to be filed by it with the SEC and the NNM since December 31, 2000 (collectively, together with any such forms, reports, statements and documents Company may file subsequent to the date hereof until the Closing, the “Company Reports”). Each Company Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the rules and regulations of the NNM, as the case may be, and (ii) did not at the time it was filed (or, with respect to any registration statement filed under the Securities Act, at the time of effectiveness) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document was prepared in all material respects in accordance with the requirements of applicable Law. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NNM or any other stock exchange.

(b) Company is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports was prepared in accordance with United States GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year end adjustments, which adjustments are not material) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Company and the Company Subsidiaries as at the respective dates thereof, and their consolidated results of operations, stockholders’ equity (if applicable) and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

(d) Except as and to the extent set forth or reserved against on the most recent audited consolidated balance sheet of Company as reported in the Company Reports filed prior to the date hereof, including the notes thereto, Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with United States GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2002 or incurred in connection with the transactions contemplated by this Agreement and listed in Section 4.07(d) of the Company Disclosure Schedule or otherwise listed in Section 4.07(d) of the Company Disclosure Schedule.

(e) Subject to any reserves set forth in Company’s financial statements, the accounts receivable shown thereon represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in Company’s financial statements was calculated in accordance with United States GAAP and in a manner consistent with prior periods.

SECTION 4.08 Absence of Certain Changes or Events. Since December 31, 2002, except as disclosed in the Company Reports filed prior to the date hereof or in Section

4.08 of the Company Disclosure Schedule, each of Company and the Company Subsidiaries has conducted its business only in the ordinary course consistent with past practice and, since such date, there has not been (i) any event or circumstance that has had or would be reasonably likely to have a Company Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Company’s obligations pursuant to this Agreement and the consummation of the Merger by Company, (iii) any change by Company or any Company Subsidiary in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of Company’s securities, (v) other than in the ordinary course of business with respect to employees, officers or consultants that are not executive officers or directors of Company, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to employees, officers, consultants or directors of Company or any Company Subsidiary, (vi) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto, (vii) any amendment to the Company Certificate of Incorporation or the Company Bylaws or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents, (viii) other than in the ordinary course of business, any (1) purchase, sale, assignment or transfer of any material assets, (2) Encumbrance on any material assets or properties, tangible or intangible, except for liens for Taxes not yet delinquent or (3) waiver of any rights of material value or cancellation or any material debts or claims, (ix) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) any settlement, waiver, release, assignment or compromise relating to any Suit involving Company or any Company Subsidiary, (xi) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Company or any Company Subsidiary, (xii) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practices or (xiii) any negotiation or agreement by Company or any Company Subsidiary to do any of the things described in the preceding clauses (i) through (xii).

SECTION 4.09 Employee Benefit Plans; Labor Matters.

(a) True and complete copies of all documents comprising Benefit Plans including, but not limited to, all plan documents, trusts and summary plan descriptions, as applicable, and the most recent annual report on IRS Form 5500 have been made available to Parent and are listed in Section 4.09(a) of the Company Disclosure Schedule. For purposes of this Agreement, the term “Benefit Plan” consists of any plan, Contract or arrangement (regardless of whether funded or unfunded, or foreign or domestic) which is sponsored by Company or any of the Company Subsidiaries, or to which Company or any of the Company Subsidiaries makes contributions or which covers any employee of Company or any Company Subsidiary in his or her capacity as an employee or to which Company or any Company Subsidiary has any obligation with respect to any current or former employee, including, but not limited to, each retirement pension, profit sharing, savings, bonus, stock purchase, stock option, deferred compensation severance, insurance, death, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, vacation or other compensation plan or arrangement.

(b) All Benefit Plans are valid and binding and in full force and effect and there are no material defaults thereunder. Each Benefit Plan complies currently, and has complied in the past, in all material respects in form and operation, with all applicable provisions of ERISA, the Code, and other applicable Law, except for failures to comply which would not have, or would not reasonably be expected to have, a Company Material Adverse Effect. Any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS evidencing such qualification. Company does not provide any retiree health and life benefits under any Benefit Plan (excluding (i) continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 and (ii) to the extent not material, any written arrangements for post-termination of employment medical or life coverage between Company and any individual). There is no pending or, to the Knowledge of Company, threatened litigation, actions or proceedings, by any Governmental Entity or otherwise relating to the Benefit Plans, except for pending or threatened litigation that would not have or would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect. Neither Company nor any of the Company Subsidiaries has engaged in, or failed to engage in, a transaction with respect to any Benefit Plan that is reasonably likely to subject Company or any of the Company Subsidiaries to a tax or penalty imposed by either Section 4975 or 4980B of the Code or Section 502(i), 502(c), 502(1) and 601 through 608 of ERISA in an amount which would have, or reasonably be expected to have, a Company Material Adverse Effect.

(c) No Benefit Plan subject to Title IV of ERISA (including any “multiemployer plan” as defined in ERISA) has been sponsored or contributed to by Company, any Company Subsidiary or any ERISA Affiliate during the six year period immediately preceding the date of this Agreement.

(d) All contributions required to be made, and claims to be paid, under the terms of any Benefit Plan have been timely made or reserves therefor on the balance sheet of Company have been established, which reserves are adequate in all material respects.

(e) None of Company, any Company Subsidiary or any ERISA Affiliate is required to contribute to any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States primarily for the benefit of employees of Company or any Company Subsidiary residing outside the United States, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code (a “Foreign Pension Plan”).

(f) There are no collective bargaining or other labor union agreements to which Company or any of the Company Subsidiaries is a party or by which any of them is bound. To the Knowledge of Company, since January 1, 2003, neither Company nor any of the

Company Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

(g) There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Company threatened, by or on behalf of any employee or group of employees of Company or any Company Subsidiary.

(h) Other than as set forth in Section 4.09(h) of the Company Disclosure Schedule, there are no complaints, charges, or claims against Company or any Company Subsidiary pending, or to the Knowledge of Company, threatened, to be brought or filed, with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by Company or any Company Subsidiary.

(i) Other than as set forth in Section 4.09(i) of the Company Disclosure Schedule, Company and each Company Subsidiary is in material compliance with all Laws governing the employment of labor, including, but not limited to, all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

(j) Other than as set forth in Section 4.09(j) of the Company Disclosure Schedule, neither Company nor any of Company Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of Company or any Company Subsidiary; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company or any of Company Subsidiaries; nor has Company and/or any Company Subsidiary been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; and Company and the Company Subsidiaries are in compliance with the terms and provisions of the United States Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder.

(k) Other than as set forth in Section 4.09(k) of the Company Disclosure Schedule, since January 1, 2003, no officer of Company has given or received notice to terminate his employment.

(l) All salaries and wages and other benefits, bonuses and commissions of all directors, officers or employees of Company and Company Subsidiaries have, to the extent due, been paid or discharged in full.

(m) Except as set forth in Section 4.09(m) of the Company Disclosure Schedule, neither Company nor any of the Company Subsidiaries is a party to any oral or written: (i) agreement with any executive officer or employee of Company or any of the Company Subsidiaries (A) the benefits of which are contingent, or the payment or terms of which are accelerated or materially altered, upon the occurrence of a transaction involving Company or any of the Company Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or employee; or (ii) Benefit Plan, the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement (such agreements and plans referred to in clause (i) or (ii), collectively, the “Executive Agreements”). True and complete copies of all Executive Agreements have been made available to Parent.

SECTION 4.10 [Intentionally Omitted]

SECTION 4.11 [Intentionally Omitted]

SECTION 4.12 Contracts.

(a) A list of all Contracts which are material to Company and the Company Subsidiaries, taken as a whole, to which Company or any Company Subsidiary is a party or by which Company, any Company Subsidiary, or any of their assets is in any way affected or bound, including all amendments and supplements thereto and modifications thereof, is set forth on Section 4.12 of the Company Disclosure Schedule (“Material Contracts”), including without limitation:

(i) any Contract (A) involving the obligation of Company to purchase products or services pursuant to which the aggregate of payments to become due from Company is equal to or exceeds $1,000,000 or pursuant to which Company has made, or expects to make, payments during the six months prior to September 30, 2003 that are equal to or exceed $1,000,000, and in either case which is not terminable on 90 days’ or less notice, (B) any Contract which involves the obligation for a payment to be made, or expected to be made, to Company in excess of $1,000,000 or pursuant to which payments have been made to Company during the six months prior to September 30, 2003 in excess of $1,000,000, either pursuant to a Contract with a customer of Company or pursuant to any other Contract or (C) to which Company is a party or is otherwise bound and which involves future payments, performance of services or delivery of products to or by Company (for any one or series of related Contracts) of at least $1,000,000;

(ii) (A) any sales, advertising, agency, consultant, lobbying, franchise or similar Contract or (B) any other Contract, in each case, requiring the payment of any commissions or other similar payments or commitments by Company in excess of $500,000 per year;

(iii) any Contract to purchase or otherwise acquire or sell or otherwise dispose of any interest in real property;

(iv) any Contract under which Company has agreed to indemnify any third Person with respect to, or to share, the Tax liability of any third Person other than Contracts with suppliers or customers in the ordinary course in which no payments on account of Tax liabilities have been made or incurred or are reasonably expected to be made or incurred;

(v) any commitment of Company to make a capital expenditure or to purchase a capital asset involving at least $1,000,000;

(vi) any Contract requiring (x) employees to be located in a particular jurisdiction or (y) minimum number of employees to be employed by Company;

(vii) any Contract that contains a covenant not to compete or any other agreement or obligation that materially limits or will materially limit Company, any Company Subsidiary, and following consummation of the Merger Parent or any Parent Subsidiary, from engaging in the business of providing telecommunications and/or information services;

(viii) any lease or similar agreement which (i) Company is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of $500,000; (ii) Company is the lessor of, or makes available for use by any third Person, any tangible personal property owned by it for an annual rent in excess of $100,000; or (iii) Company is the lessee of, or holds or uses, any real property owned by any third Person for an annual rent in excess of $500,000;

(ix) any Contract establishing or relating to a partnership, joint venture, teaming arrangement, exclusivity, consortium or other similar arrangement;

(x) any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements and similar Contracts, including any Contracts relating to the sale, lease or disposal of any material properties or assets of Company, for consideration in excess of $1,000,000;

(xi) any Contract relating to Indebtedness in excess of $1,000,000;

(xii) any Contract under which Company has directly or indirectly guaranteed any liabilities in excess of $1,000,000;

(xiii) any outstanding or pending customer bid or proposal or any outstanding customer option relating to any Contract in excess of $1,000,000;

(xiv) (A) any Contract (other than any contract with a telecommunications carrier) involving payments by Company in excess of $200,000 per year or payments by Company during the 12 months ended September 30, 2003 in excess of $200,000, or payments to be received by Company in excess of $200,000 per year or payments received by Company during the 12 months ended September 30, 2003 in excess of $200,000, and, in each case, containing any “change in control” provision (or similar provisions); and (B) any Contract with telecommunications carriers involving payments by Company in excess of $1,000,000 per year or payments by Company during the 12 months ended September 30, 2003 in excess of $1,000,000, or payments to be received by Company in excess of $1,000,000 per year or payments received by Company during the 12 months ended September 30, 2003 in excess of $1,000,000, and, in each case, containing any “change in control” provision (or similar provisions);

(xv) any Contract relating to any Suit or Governmental Order which involves any unpaid liability of Company in excess of $200,000;

(xvi) any Contract relating to telecommunications facilities and/or with facilities-based carriers involving $500,000 per year or having a remaining term of greater than one year and, in each case, not terminable by either party thereto upon 90 days notice or less;

(xvii) (A) any employment, consulting, severance or golden parachute Contract or (B) any agreement with any executive officer or other key employee of Company, including such Contracts (x) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company or of the nature of any of the transactions contemplated by this Agreement, (y) providing any compensation guarantee of more than $100,000 per year or (z) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee not comparable to benefits available to employees generally;

(xviii) any Contract granting a right to first refusal or first negotiation with respect to the sale of any portion of the equity of Company or of all or any material portion of Company’s assets (including, without limitation, the equity interests in any Company Subsidiary); and

(xix) all commitments and agreements to enter into any of the foregoing.

For purposes of this Section 4.12(a), all references to Company shall include any Company Subsidiary unless the context otherwise provides.

(b) Other than as set forth in Section 4.12(b) of the Company Disclosure Schedule, all Material Contracts are legally valid and binding obligations of Company or a Company Subsidiary, as the case may be, and to the Knowledge of Company valid and binding obligations of the other respective parties thereto, and in full force and effect and there are no material defaults or breaches by Company or any Company Subsidiary, as the case may be, thereunder, and to the Knowledge of Company there are no material defaults or breaches by other parties thereunder.

SECTION 4.13 Litigation.

(a) Except as set forth on Section 4.13(a) of the Company Disclosure Schedule, as of the date hereof there is no Suit pending or, to the Knowledge of Company, threatened in writing against Company or any Company Subsidiary or any of their respective properties or any of their respective officers or directors (in their capacities as such) and, to the Knowledge of Company, there are no existing facts or circumstances that could reasonably be expected to result in such a Suit, in either case, other than Suits which have not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Neither Company nor any Company Subsidiary is subject to any outstanding Governmental Order which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with Company’s ability to consummate the transactions contemplated herein. Section 4.13(a) of the Company Disclosure Schedule sets forth, as of the date hereof all litigation that Company and the Company Subsidiaries have pending against other parties.

(b) Except as disclosed in Section 4.13(b) of the Company Disclosure Schedule and except for billing disputes with customers and/or suppliers arising in the ordinary course of business that in the aggregate involve immaterial amounts, there are no Suits or, to the Knowledge of Company, investigations pending or, to the Knowledge of Company threatened, before any Governmental Entity in which any of the following matters are being considered which has had or could reasonably be expected to have a Company Material Adverse Effect, nor has Company or any of the Company Subsidiaries received written notice or inquiry from any such Governmental Entity official, consumer advocacy or similar organization or any private party, indicating that any of such matters should be considered or may become the object of consideration or investigation which has had or could reasonably be expected to have a Company Material Adverse Effect: (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; or (iv) failure to meet any expense, infrastructure, service quality or other commitments previously made to or imposed by any Governmental Entity.

(c) Except as disclosed in Section 4.13(c) of the Company Disclosure Schedule, neither Company nor any of the Company Subsidiaries has any outstanding commitments (and no such obligations have been imposed upon Company and remain outstanding) regarding (i) reduction of rates charged to customers; or (ii) expenses, infrastructure expenditures, service quality or other regulatory requirements, in each case which has had or would reasonably be expected to have, individually or in aggregate, a Company Material Adverse Effect.

SECTION 4.14 Environmental Matters. Except as set forth in Section 4.14 of the Company Disclosure Schedule, Company and the Company Subsidiaries have complied in all material respects with all Federal, state, local or foreign Laws relating to environmental pollution or to environmental regulation or control. Neither Company nor any of the Company Subsidiaries, nor any of their respective officers, employees, representatives or agents, nor, to the Knowledge of Company, any other Person, has utilized, treated, stored, processed, discharged, spilled or otherwise disposed of any substance defined as hazardous or toxic by any applicable Law or any waste or by-product thereof, at any real property or any other facility owned or leased by Company or any of the Company Subsidiaries, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations have had or could reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) Registered or material Company Owned Intellectual Property other than Trade Secrets (each identified as a Patent, Trademark, Copyright or Other Proprietary Right, as the case may be) and (ii) Company Intellectual Property Contracts (except for agreements concerning or constituting (x) “shrink-wrap” or “click-wrap” computer software or computer software which is not customized and which is generally commercially available and (y) confidentiality agreements).

(b) All Registered or material Company Owned Intellectual Property, other than Intellectual Property consisting of Patents (and to the Knowledge of Company, all Company Licensed Intellectual Property) is valid, subsisting and enforceable and, to the Knowledge of Company, all Registered or material Company Owned Intellectual Property consisting of Patents are valid, subsisting and enforceable. No Company Owned Intellectual Property (and to the Knowledge of Company, no Company Licensed Intellectual Property) which is necessary to the business of Company as currently conducted has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting Company’s or any Company Subsidiary’s rights thereto.

(c) Except as set forth on Section 4.15(c) of the Company Disclosure Schedule, no suit, claim, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation, investigation or other proceeding (collectively, “Suit”) is pending against Company or any of the Company Subsidiaries concerning any claim or position that Company or any of the Company Subsidiaries have violated any Intellectual Property rights. No claim has been threatened or asserted against Company or any of the Company Subsidiaries or any of their indemnitees for violation of any Intellectual Property rights. To the Knowledge of Company, Company and the Company Subsidiaries are not violating and have not violated any Intellectual Property rights.

(d) The manufacture, use, sale, offer for sale or importation of BestValue Routing Technology or any part of the BestValue Routing Technology does not infringe or otherwise violate and has not infringed or otherwise violated any Intellectual Property rights.

(e) Except as set forth in Section 4.15(e) of the Company Disclosure Schedule, no Suit is pending concerning any Company Intellectual Property Contract, including any Suit concerning a claim or position that Company or any of the Company Subsidiaries or another Person has breached any Company Intellectual Property Contract or that any Company Intellectual Property Contract is invalid or unenforceable. No such claim has been threatened or asserted. Company and the Company Subsidiaries are in compliance with, and have conducted their business so as to comply with, all material terms of all Company Intellectual Property Contracts. There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a material breach or default by Company or any of the Company Subsidiaries or, to the Knowledge of Company, another Person, under any material Company Intellectual Property Contract. To the Knowledge of Company, each Person who is a party to any Company Intellectual Property Contract had and has all rights, power and authority necessary to enter into, be bound by and fully perform such Company Intellectual Property Contract. No party to any Company Intellectual Property Contract has given Company or any of the Company Subsidiaries written notice of its intention to cancel, terminate or fail to renew any Company Intellectual Property Contract.

(f) Except as disclosed in Section 4.15(f) of the Company Disclosure Schedule, no Suit is pending concerning the Company Owned Intellectual Property, including any Suit concerning a claim or position that the Company Owned Intellectual Property has been violated or infringed or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by Company or the Company Subsidiaries. No such claim has been threatened or asserted in writing or, to the Knowledge of Company, orally. To the Knowledge of Company, no valid basis for any such Suits or claims exists.

(g) Except as disclosed in Section 4.15(g) of the Company Disclosure Schedule, to the Knowledge of Company, no Suit is pending concerning the Company Licensed Intellectual Property, including any Suit concerning a claim or position that the Company Licensed Intellectual Property has been violated or infringed or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the licensor of such Intellectual Property. No Suit is pending concerning the right of Company or any of the Company Subsidiaries to use the Company Licensed Intellectual Property, including any Suit concerning a claim or position that such right has been violated or is invalid, unenforceable, not owned or not owned exclusively by Company or any of the Company Subsidiaries. To the Knowledge of Company, no such claims have been threatened or asserted and no valid basis for any such Suits or claims exists.

(h) Except as disclosed in Section 4.15(h) of the Company Disclosure Schedule, to the Knowledge of Company, no Person is violating or infringing any Company Business Intellectual Property consisting of Trademarks, Copyrights, Trade Secrets or Other Proprietary Rights.

(i) Company and the Company Subsidiaries own or otherwise hold valid rights to use all Intellectual Property used or contemplated to be used in the operation of their businesses as currently conducted and as currently contemplated to be conducted. Except as set forth on Section 4.15(i) of the Company Disclosure Schedule, all such rights are free of all Encumbrances. The completion of the transactions contemplated by this Agreement will not alter or impair the ownership or right of Company or the Company Subsidiaries to use any of the Company Business Intellectual Property or any component thereof. The Company Business Intellectual Property constitutes all Intellectual Property necessary to operate the businesses of Company and the Company Subsidiaries as currently conducted and as currently contemplated to be conducted.

(j) Company and the Company Subsidiaries have timely made all filings and payments with the appropriate United States and non-United States agencies required to maintain in subsistence all Registered Company Owned Intellectual Property. Company and the Company Subsidiaries are in compliance with all applicable rules and regulations of such agencies with respect to Company Owned Intellectual Property. All documentation necessary to confirm and effect Company’s and the Company Subsidiaries’ ownership of Company Owned Intellectual Property, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices.

(k) Except as disclosed in Section 4.15(k) of the Company Disclosure Schedule, Company and the Company Subsidiaries have taken commercially reasonable measures consistent with industry practice to protect the secrecy, confidentiality and value of all Trade Secrets used in the businesses of Company and/or the Company Subsidiaries (collectively, “Company Business Trade Secrets”) (including without limitation entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons who have been given access to the Company Business Trade Secrets). None of the Company Business Trade Secrets has been authorized to be disclosed to any Person other than to employees or agents of Company or the Company Subsidiaries for use in connection with the businesses of Company and/or the Company Subsidiaries or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interests of Company and the Company Subsidiaries in and to such matters. To the Knowledge of Company, no unauthorized disclosure of any Company Business Trade Secrets has been made.

(l) To the Knowledge of Company, no current or former employee of Company or the Company Subsidiaries is or was a party to any confidentiality agreement and/or agreement not to compete that restricts or forbids, or restricted or forbade at any time during such employee’s employment by Company or the Company Subsidiaries, such employee’s performance of Company’s or the Company Subsidiaries’ business, or any other activity that such employee was hired to perform or otherwise performed on behalf of or in connection with such employee’s employment by Company or a Company Subsidiary.

(m) Company and the Company Subsidiaries have a policy of requiring all employees, agents, consultants or contractors who have contributed to or participated in the creation, development, improvement or modification of Intellectual Property for Company or the Company Subsidiaries to assign all of their rights therein to Company or a Company Subsidiary. Company and the Company Subsidiaries comply with such policy. To the Knowledge of Company, no Person (other than Company or a Company Subsidiary) has any reasonable basis for claiming any right, title or interest in and to any such Intellectual Property.

(n) Company and the Company Subsidiaries own or otherwise hold valid rights to use, without infringement or other violation of any Person’s rights, the IT Systems of Company and the Company Subsidiaries. The IT Systems of Company and the Company Subsidiaries are adequate in all material respects for their intended use and for the operation of such businesses as are currently operated and as are currently contemplated to be operated by Company and the Company Subsidiaries. There has not been any malfunction with respect to any of the IT Systems of Company or the Company Subsidiaries since January 1, 2002 that has not been remedied.

(o) Company and the Company Subsidiaries own or otherwise hold valid rights to use, without infringement or other violation of any Person’s rights, the Network Operations of Company and the Company Subsidiaries. The Network Operations of Company and the Company Subsidiaries are adequate in all material respects for their intended use and for the operation of such businesses as are currently operated and as are currently contemplated to be operated by Company and the Company Subsidiaries.

SECTION 4.16 Taxes. The Tax Returns, reports and other information of Company and each of its Tax Affiliates are accurate and complete in all material respects. Company and each of its Tax Affiliates has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all Taxes due in respect of the periods for which returns are due, and has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Except as disclosed in Section 4.16 of the Company Disclosure Schedule, neither Company nor any of its Tax Affiliates has any material liability for Taxes in excess of the amount so paid or accruals or reserves so established. Neither Company nor any of its Tax Affiliates is delinquent in the payment of any Tax in excess of the amount reserved or provided therefor, and, subject to completion of pending or scheduled audits, no deficiencies for any Tax in excess of the amount reserved or provided therefor have, to the Knowledge of Company, been threatened, claimed, proposed or assessed. No waiver or extension of time to assess any Taxes has been given or requested and remains in effect on the date hereof. Neither Company nor any of its Tax Affiliates has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Neither Company nor any of its Tax Affiliates has any material liability for any Taxes of any Person, other than Company and its Tax Affiliates, under Treasury Regulation section 1.1502-6 or any comparable provision of state, local, or foreign law, as a transferee or successor, by contract, or otherwise. For purposes of this Section 4.16, the term “Tax Affiliate” shall include Company, any member of its consolidated, combined, unitary or similar group and any of the Company Subsidiaries.

SECTION 4.17 Insurance. Each of Company and the Company Subsidiaries is presently insured, and during each of the past three calendar years (including 2003) has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Set forth on Section 4.17 of the Company Disclosure Schedule is a complete and correct list as of the date hereof of all material insurance policies maintained by Company and the Company Subsidiaries, and Company has provided to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies: (i) are in full force and effect; (ii) are sufficient for compliance by Company and the Company Subsidiaries with all requirements of applicable Law and of all Material Contracts (which require particular levels of insurance coverage) to which Company and the Company Subsidiaries are party; and (iii) are valid and outstanding policies and to the Knowledge of Company enforceable against the insurer. Each of Company and the Company Subsidiaries has complied in all material respects with the terms of such policies.

SECTION 4.18 Properties. Except as set forth on Section 4.18 of the Company Disclosure Schedule, Company and the Company Subsidiaries have good title to all real, personal and intangible property reflected in Company’s June 30, 2003 consolidated balance sheet included within the Company Reports (except as disposed of since such date in the ordinary course of business), free and clear of all Encumbrances other than Encumbrances which in the aggregate do not and will not materially interfere with the ability of Company and the Company Subsidiaries to conduct their businesses as presently conducted.

SECTION 4.19 Affiliates. Section 4.19 of the Company Disclosure Schedule sets forth the names and addresses of each Person who is, in Company’s reasonable judgment, an affiliate (as such term is used in Rule 145 under the Securities Act) of Company.

SECTION 4.20 Opinion of Financial Advisor. The Board of Directors of Company has received the opinion of Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”) to the effect that, as of the date hereof, the Exchange Ratio, from a financial point of view, is fair to the holders of shares of Company Common Stock a copy of which opinion has been made available to Parent.

SECTION 4.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company, other than arrangements with Company Financial Advisor which are listed in Section 4.21 of the Company Disclosure Schedule. A true and complete copy of the engagement letter between Company and Company Financial Advisor has previously been delivered to Parent.

SECTION 4.22 Certain Business Practices. To the Knowledge of Company, none of Company, any Company Subsidiary nor any of their respective directors, officers, agents or employees (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment, gift or contribution.

SECTION 4.23 Information Supplied. The Proxy Statement mailed by Company to the holders of Company Common Stock after the date hereof and all amendments and supplements thereto will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and will not, at the time of (a) the first mailing thereof or (b) the meeting called pursuant to Section 7.02, if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Company with respect to information supplied by Parent or Merger Sub expressly for inclusion in such Proxy Statement.

SECTION 4.24 Rights Agreement. The Board of Directors has amended the Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. Company has delivered to Parent a true and correct copy of the Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

SECTION 4.25 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to Company, subject to the exceptions specifically disclosed in writing in the Parent Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this Article V and any other representation or warranty of Parent or Merger Sub to the extent that it is readily apparent from such disclosure that such disclosure is applicable to such other representation or warranty and the applicable cross-reference is contained therein, that:

SECTION 5.01 Organization and Qualification.

(a) Parent is a company and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power to carry on its business as it is now being conducted. Each of the Parent and Merger Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have, or would not be reasonably likely to have, a Parent Material Adverse Effect.

(b) Each of Parent’s Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power to carry on its business as it is now being conducted. Except as set forth in Section 5.01(b) of the Parent Disclosure Schedule, each such Subsidiary is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have, or would not be reasonably likely to have, a Parent Material Adverse Effect. All of the outstanding share capital, shares of capital stock or membership interests of each of Parent’s Subsidiaries are validly issued, fully paid and nonassessable and are owned by Parent or by a wholly owned Parent Subsidiary, free and clear of all liens, claims, or encumbrances, and there are no proxies outstanding with respect to such shares or membership interests; provided, however, that immediately prior to the Effective Time, Parent shall not own any outstanding share capital, shares of capital stock or membership interests of any of Parent’s Subsidiaries other than New Parent and New Parent shall own, directly or indirectly, all of the share capital, shares of capital stock and membership interests of all of the Parent’s Subsidiaries other than New Parent. Section 5.01 of the Parent Disclosure Schedule sets forth a true and complete list of the ownership interests of Parent in its Subsidiaries and in any other corporation, partnership, joint venture or other business association or entity.

SECTION 5.02 Certificate of Incorporation and Bylaws. The memorandum of association of Parent (the “Parent Memorandum of Association”) and byelaws of Parent (the “Parent Byelaws”) as previously presented to Company are Parent’s memorandum of association and byelaws as in effect on the date of this Agreement. Neither Parent nor any Parent Subsidiary is in violation of any of the provisions of its respective memorandum of association, byelaws or other organizational documents.

SECTION 5.03 Capitalization. As of October 31, 2003, the authorized share capital of Parent consists of 95,000 preferred shares, par value $0.01 per share, and 1,200,000 common shares, par value $0.01 per share. As of October 31, 2003, 1,200,000 shares of Parent Common Stock and 95,000 shares of Parent Preferred Stock were outstanding, all of which were validly issued, fully paid and nonassessable and no shares were held in the treasury of Parent. Except as set forth above or in Section 5.03 of the Parent Disclosure Schedule, there are not now, and at the Effective Time there will not be, any share capital, shares of capital stock or other equity securities of Parent issued or outstanding or any options, warrants or other rights, agreements, arrangements or commitments obligating Parent or any of the Parent Subsidiaries to issue or sell any share capital or shares of capital stock of Parent or of any Parent Subsidiary. Except as set forth in Section 5.03 of the Parent Disclosure Schedule, there are no outstanding contracts of the Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other equity securities of the Parent or any Parent Subsidiary.

SECTION 5.04 Authority Relative to This Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Parent and Merger Sub and no other corporate proceedings on the part of each of Parent and Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub. Except as set forth in Section 5.04 of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries is subject to or obligated under any provision of (i) its respective memorandum of association or byelaws or other organizational documents, (ii) any Contract (excluding all arrangements which are terminable upon 90 days or less notice without premium or penalty or arrangements involving not more than $100,000 per fiscal year in payments expected to be paid or received by each of Parent or Merger Sub), (iii) any Permit, or (iv) any Law or Governmental Order which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or a loss of a material benefit or any encumbrance on any of its assets would be created or suffered by each of Parent and Merger Sub’s execution or performance of this Agreement or by the execution or performance of the Joinder Agreement by New Parent, except (as to clauses (ii), (iii) or (iv) above) where such breach, violation, right of termination or acceleration, or encumbrance, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Parent Material Adverse Effect. Except as set forth in Section 5.04 of the Parent Disclosure Schedule, the consummation of the Merger by each of Parent, New Parent and Merger Sub will not require the consent or approval of or registration or filing with any Governmental Entity other than (i) applicable requirements, if any, of the

Exchange Act, Bermuda Companies Act 1981 and Exchange Control Act 1972, state “blue sky” or takeover laws, and the HSR Act and other similar Laws, (ii) filing and recordation of appropriate merger documents as required by the DGCL, (iii) compliance with any rules, regulations or policies promulgated by any Telecommunications Operating Authority and (iv) where failure to obtain such consents or approvals or to make such registration or filing would not have, or would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.05 Licenses and Permits; Governmental Notices.

(a) Except as disclosed in Section 5.05(a) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries have obtained all material Permits granted or issued by any Governmental Entity, including without limitation any Telecommunications Operating Authority, and necessary under applicable Law to conduct their businesses and to own and operate their respective assets and such Permits are valid and in full force and effect. No material defaults or violations exist or have been recorded in respect of any Permit of Parent and the Parent Subsidiaries. No proceeding is pending or, to the Knowledge of Parent, threatened looking toward the revocation, limitation or non-renewal of any such material Permit.

(b) Since May 30, 2003, except as set forth in Section 5.05(b) of the Parent Disclosure Schedule, each of Parent and the Parent Subsidiaries has not received any written notice regarding, and has not been made a party to, any proceeding which would have or would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect brought by any Governmental Entity alleging that (i) Parent and the Parent Subsidiaries are, or may be in, violation in any material respect, of any Law, or Governmental Order, (ii) Parent and the Parent Subsidiaries must change any of their business practices to remain in compliance with any applicable Law or Governmental Order, (iii) Parent and the Parent Subsidiaries have failed to obtain any material Permit required for the conduct of its business or (iv) the Parent and the Parent Subsidiaries are in material default under or in violation of any Permit.

SECTION 5.06 Compliance with Laws. Except as disclosed in Section 5.06 of the Parent Disclosure Schedule, the business of Parent and the Parent Subsidiaries is not currently conducted nor has such business ever been conducted in violation of any Laws, except for possible violations none of which, individually or in the aggregate, have or would be reasonably expected to have a Parent Material Adverse Effect. Except as disclosed in Section 5.06 of the Parent Disclosure Schedule, no investigation, review or proceeding by any Governmental Entity (including, without limitation, any Telecommunications Operating Authority ) with respect to Parent or the Parent Subsidiaries in relation to any alleged violation of Law is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity (including, without limitation, any Telecommunications Operating Authority) indicated an intention to conduct the same, except for such investigations which, if the resulted in adverse findings, would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that materially restricts the conduct of its business or which would have or would reasonably be expected to have a Parent Material Adverse Effect, nor has Parent or any of the Parent Subsidiaries been advised that any Governmental Entity is considering issuing or requesting any of the foregoing.

SECTION 5.07 Financial Statements.

(a) Section 5.07(a) of the Parent Disclosure Schedule includes (i) the audited Combined Statements of Assets, Liabilities and Net Assets of the Disposed Businesses as of May 30, 2003 (the “MayBalance Sheet”) and the related audited Combined Statement of Revenues and Expenses and Combined Statement of Cash Flows of the Disposed Businesses for the 6 month period ended May 30, 2003 (the “May Statement of Operations”), (ii) an audited consolidated opening balance sheet of Parent as of May 31, 2003 and (iii) the unaudited consolidated balance sheet of Parent as of September 30, 2003 (the “Unaudited Balance Sheet”) and the unaudited consolidated statements of revenues and expenses and cash flows of Parent for the four month period ended September 30, 2003 (the “September Statement of Operations”). Such financial statements, including in each case the notes and reports thereto shall be hereinafter referred to as the “Parent Financial Statements”. Except as set forth in Section 5.07(a) of the Parent Disclosure Schedule, the Parent Financial Statements: (a) are complete and correct in all material respects and have been prepared in accordance with the books and records of Parent and the Parent Subsidiaries; (b) present fairly in all material respects the financial condition of Parent and the Parent Subsidiaries and the results of their operations and their cash flows at the dates and for the respective periods indicated (subject, in the case of unaudited statements, to normal and recurring immaterial year end adjustments or any adjustments for purchase accounting); and (c) have been prepared in accordance with United States GAAP (except that such May Balance Sheet and May Statement of Operations include only certain revenues and expenses and assets and liabilities associated with the businesses of Teleglobe Inc. that were sold to TLGB Acquisition, LLC, as more fully described in Note 2: Basis of Presentation and Significant Accounting Policies (and such Note is incorporated herein in its entirety) and except, in the case of unaudited financial statements, for the absence of footnotes and subject to purchase accounting adjustments and to normal year end adjustments, which normal year-end adjustments are not material), applied on a consistent basis throughout the periods covered by such statements. As of the date hereof, neither Parent nor any Parent Subsidiary is subject to the reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NNM or any other stock exchange.

(b) Except to the extent set forth or reserved against on the May Balance Sheet, including the notes thereto, Parent and the Parent Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with United States GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since May 30, 2003.

(c) Subject to any reserves set forth in Parent’s Financial Statements, the accounts receivable shown thereon represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in Parent’s Financial Statements was calculated in accordance with United States GAAP.

(d) As soon as available after the date of this Agreement, Parent will deliver to Company (i) the audited balance sheet of the voice, data, internet and mobile roaming services businesses of Teleglobe, Inc. and its subsidiaries (the “Acquired Businesses”) as of December 31, 2002 prepared on a “carve out” basis (the “2002 Statements”) and the related audited statements of operations, cash flows and changes in stockholders’ equity for the years ended December 31, 2001 and 2002 prepared on a “carve out” basis such and (ii) the audited consolidated balance sheet of Parent and the Parent Subsidiaries as of and for the four months ended September 30, 2003 and the related audited consolidated statements of operations, cash flows and changes in stockholders’ equity for such period (the “September 30 Statements”). Such financial statements, including in each case the notes and reports thereto shall be hereinafter referred to as the “Subsequent Parent Financial Statements”. The Subsequent Parent Financial Statements, when delivered: (a) will be complete and correct in all material respects and will be prepared in accordance with the books and records of Parent and the Parent Subsidiaries; (b) will present fairly in all material respects the financial condition of Parent and the Parent Subsidiaries and the results of their operations and cash flows at the dates and for the respective periods indicated; and (c) will be prepared in accordance with United States GAAP, applied on a consistent basis throughout the periods covered by such statements, except as set forth in the notes or reports accompanying such financial statements.

SECTION 5.08 Absence of Certain Changes or Events. Since May 30, 2003, except as set forth in Section 5.08 of the Parent Disclosure Schedule, each of Parent and the Parent Subsidiaries has conducted its business only in the ordinary course and, since such date, there has not been (i) any event or circumstance that has had or would be reasonably likely to have a Parent Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Parent’s obligations pursuant to this Agreement and the consummation of the Merger by Parent or New Parent, (iii) any change by Parent or any Parent Subsidiary in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of New Parent Common Stock or any redemption, purchase or other acquisition of any of New Parent’s securities, (v) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto, (vi) other than in the ordinary course of business, any (x) purchase, sale, assignment or transfer of any material assets, (y) Encumbrance on any material assets or properties, tangible or intangible, except for liens for Taxes not yet delinquent or (z) waiver of any rights of material value or cancellation of any material debts or claims, (vii) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business, (viii) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Parent or any Parent Subsidiary, (ix) any entering into any transaction of a material nature other than in the ordinary course of business or (x) any negotiation or agreement by Parent or any Parent Subsidiary to do any of the things described in the preceding clauses (i) through (ix).

SECTION 5.09 Litigation.

(a) Except as set forth on Section 5.09(a) of the Parent Disclosure Schedule, as of the date hereof, there is no Suit pending or, to the Knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary or any of their respective properties or any of their respective officers or directors (in their capacities as such) and, to the Knowledge of Parent, there are no existing facts or circumstances that could reasonably be expected to result in such a Suit, in either case, other than Suits which have not had, or would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is subject to any outstanding Governmental Order which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially interfere with Parent’s ability to consummate the transactions contemplated herein. Section 5.09(a) of the Parent Disclosure Schedule sets forth, as of the date hereof all litigation that Parent and the Parent Subsidiaries have pending against other parties.

(b) Except as disclosed in Section 5.09(b) of the Parent Disclosure Schedule and except for billing disputes with customers and/or suppliers arising in the ordinary course of business that in the aggregate involve immaterial amounts, there are no Suits or, to the Knowledge of Parent, investigations pending or, to the Knowledge of Parent threatened, before any Governmental Entity in which any of the following matters are being considered which has had or could reasonably be expected to have a Parent Material Adverse Effect, nor has Parent or any of the Parent Subsidiaries received written notice or inquiry from any such Governmental Entity official, consumer advocacy or similar organization or any private party, indicating that any of such matters should be considered or may become the object of consideration or investigation which has had or could reasonably be expected to have a Parent Material Adverse Effect: (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; or (iv) failure to meet any expense, infrastructure, service quality or other commitments previously made to or imposed by any Governmental Entity.

(c) Except as disclosed in Section 5.09(c) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries has any outstanding commitments (and no such obligations have been imposed upon Parent and remain outstanding) regarding (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; or (iv) expenses, infrastructure expenditures, service quality or other regulatory requirements, in each case which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.10 Intellectual Property.

(a) Section 5.10(a) of the Parent Disclosure Schedule sets forth a true and complete list of all (i) Registered or material Parent Owned Intellectual Property, other than Trade Secrets, in the Parent Core Countries and to the Knowledge of Parent, in all other countries (each identified as a Patent, Trademark, Copyright, or Other Proprietary Right, as the case may be) and (ii) Parent Intellectual Property Contracts (except for such agreements concerning or constituting (x) “shrink-wrap” or “click-wrap” computer software or computer software which is not customized and which is generally commercially available; and (y) confidentiality agreements).

(b) Except as set forth in Section 5.10(a) of the Parent Disclosure Schedule, all Registered or material Parent Owned Intellectual Property in the Parent Core

Countries, other than such Intellectual Property consisting of Patents (and to the Knowledge of Parent, all Parent Licensed Intellectual Property) is valid, subsisting and enforceable and, to the Knowledge of the Parent, all Registered or material Parent Owned Intellectual Property consisting of Patents is valid, subsisting and enforceable. Except as set forth in Section 5.10(a) of the Parent Disclosure Schedule, no Parent Owned Intellectual Property in the Parent Core Countries (and to the Knowledge of Parent, no Parent Licensed Intellectual Property) which is necessary to the business of Parent and the Parent Subsidiaries as currently conducted has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting Parent’s or any Parent Subsidiaries’ rights thereto.

(c) Except as set forth on Section 5.10(c) of the Parent Disclosure Schedule, no Suit is pending against Parent or any of the Parent Subsidiaries concerning any claim or position that Parent or any of the Parent Subsidiaries have violated any Intellectual Property rights. No claim has been threatened or asserted against Parent or any of the Parent Subsidiaries or any of their indemnitees for violation of any Intellectual Property rights. To the Knowledge of Parent, Parent and the Parent Subsidiaries are not violating and have not violated any Intellectual Property rights.

(d) Except as set forth on Section 5.10(d) of the Parent Disclosure Schedule;

(i) No Suit is pending concerning any Parent Intellectual Property Contract, including any Suit concerning a claim or position that Parent or any of the Parent Subsidiaries or another Person has breached any Parent Intellectual Property Contract or that any Parent Intellectual Property Contract is invalid or unenforceable;

(ii) No such claim has been threatened or asserted;

(iii) Parent and the Parent Subsidiaries are in compliance with, and have conducted their business so as to comply with, all material terms of all Parent Intellectual Property Contracts;

(iv) There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a material breach or default by Parent or any of the Parent Subsidiaries or, to the Knowledge of Parent, another Person, under any material Parent Intellectual Property Contract;

(v) To the Knowledge of Parent, each Person who is a party to any Parent Intellectual Property Contract had and has all rights, power and authority necessary to enter into, be bound by and fully perform such Parent Intellectual Property Contract; and

(vi) No party to any Parent Intellectual Property Contract has given Parent or any of the Parent Subsidiaries written notice of its intention to cancel, terminate or fail to renew any Parent Intellectual Property Contract.

(e) Except as set for the Section 5.10(e) of the Parent Disclosure Schedule, no Suit is pending concerning the Parent Owned Intellectual Property, including any Suit concerning a claim or position that the Parent Owned Intellectual Property has been violated or infringed or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by Parent or the Parent Subsidiaries. No such claim has been threatened or asserted in writing or, to the Knowledge of Parent or any of the Parent Subsidiaries. To the Knowledge of Parent, no valid basis for any such Suits or claims exists.

(f) Except as set for the Section 5.10(f) of the Parent Disclosure Schedule To the Knowledge of Parent, no Suit is pending concerning the Parent Licensed Intellectual Property, including any Suit concerning a claim or position that the Parent Licensed Intellectual Property has been violated or infringed or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the licensor of such Intellectual Property. No Suit is pending concerning the right of Parent or any of the Parent Subsidiaries to use the Parent Licensed Intellectual Property, including any Suit concerning a claim or position that such right has been violated or is invalid, unenforceable, not owned or not owned exclusively by Parent or any of the Parent Subsidiaries. To the Knowledge of Parent, no such claims have been threatened or asserted and no valid basis for any such Suits or claims exists.

(g) To the Knowledge of Parent, no Person is violating or infringing any Parent Business Intellectual Property consisting of Trademarks, Copyrights, Trade Secrets, or Other Proprietary Rights.

(h) Parent and the Parent Subsidiaries own or otherwise hold valid rights to use all Intellectual Property used or contemplated to be used in the operation of their businesses as currently conducted and as currently contemplated to be conducted. Except as set forth on Section 5.10(h) of the Parent Disclosure Schedule, all such rights are free of all Encumbrances. The completion of the transactions contemplated by this Agreement will not alter or impair the ownership or right of Parent or the Parent Subsidiaries to use any of the Parent Business Intellectual Property or any component thereof. The Parent Business Intellectual Property constitutes all Intellectual Property necessary to operate the businesses of Parent and the Parent Subsidiaries as currently conducted and as currently contemplated to be conducted.

(i) Except as set forth on Section 5.10 (i) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries have timely made all filings and payments with the appropriate United States and non-United States agencies required to maintain in subsistence all Registered Parent Owned Intellectual Property. Except as set forth on Section 5.10(i) of the Parent Disclosure Schedule, all documentation necessary to confirm and effect Parent’s and the Parent Subsidiaries’ ownership of Parent Owned Intellectual Property, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices.

(j) Parent and the Parent Subsidiaries have taken commercially reasonable measures consistent with industry practice to protect the secrecy, confidentiality and value of all Trade Secrets used in the businesses of Parent and/or its Subsidiaries (collectively, “Parent Business Trade Secrets”) (including without limitation entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons who have been given access to the Parent Business Trade Secrets). None of the Parent Business Trade Secrets has been authorized to be disclosed to any Person other than to employees or agents of Parent or the Parent Subsidiaries for use in connection with the businesses of Parent and/or the Parent Subsidiaries or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interests of Parent and the Parent Subsidiaries in and to such matters. To the Knowledge of Parent, no unauthorized disclosure of any Parent Business Trade Secrets has been made.

(k) Parent and the Parent Subsidiaries have a policy of requiring all employees, agents, consultants or contractors who have contributed to or participated in the creation, development, improvement or modification of Intellectual Property for Parent or the Parent Subsidiaries to assign all of their rights therein to Parent or a Parent Subsidiary. Parent and the Parent Subsidiaries comply with such policy. To the Knowledge of Parent, no Person (other than Parent or a Parent Subsidiary) has any reasonable basis for claiming any right, title or interest in and to any such Intellectual Property.

(l) To the Knowledge of Parent, no current or former employee of Parent or the Parent Subsidiaries is or was a party to any confidentiality agreement and/or agreement not to compete that restricts or forbids, or restricted or forbade at any time during such employee’s employment by Company or the Company Subsidiaries such employee’s performance of Parent’s or the Parent Subsidiaries’ such employee was hired to perform or otherwise performed on behalf of or in connection with such employee’s employment by Parent or the Parent Subsidiaries.

(m) Parent or the Parent Subsidiaries own or otherwise hold valid rights to use, without infringement or other violation of any Person’s rights, the IT Systems of Parent or the Parent Subsidiaries. The IT Systems are adequate in all material respects for their intended use and for the operation of such businesses as are currently operated and as are currently contemplated to be operated by Parent and the Parent Subsidiaries. There has not been any malfunction with respect to any of the IT Systems of Parent or the Parent Subsidiaries since January 1, 2002 that has not been remedied or replaced.

(n) Parent or the Parent Subsidiaries own or otherwise hold valid rights to use, without infringement or other violation of any Person’s rights, the Network Operations of Parent or the Parent Subsidiaries. The Network Operations of Parent or the Parent Subsidiaries are adequate in all material respects for their intended use and for the operation of such businesses as are currently operated and as are currently contemplated to be operated by Parent and the Parent Subsidiaries.

SECTION 5.11 Insurance. Each of Parent and the Parent Subsidiaries is presently insured, and since May 31, 2003 has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Set forth on Section 5.11 of the Parent Disclosure Schedule is a complete and correct list as of the date hereof of all insurance policies maintained by Parent and the Parent Subsidiaries, and Parent has provided to Company complete and correct copies of all such policies, together with all riders and amendments thereto, or summaries of the material terms thereof. All such policies (i) are in full force and effect; (ii) are sufficient for compliance by Parent and the Parent Subsidiaries with all requirements of applicable Law and of all material agreements to which Parent and the Parent Subsidiaries are party; and (iii) are valid and outstanding policies enforceable against the insurer. Each of Parent and the Parent Subsidiaries has complied in all material respects with the terms of such policies.

SECTION 5.12 Properties. Except as set forth on Section 5.12 of the Parent Disclosure Schedule, the Parent and the Parent Subsidiaries have good title to all real, personal and intangible property reflected in the Balance Sheet (except as disposed of since such date in the ordinary course of business), free and clear of all Encumbrances other than Encumbrances which in the aggregate do not and will not materially interfere with the ability of Parent and the Parent Subsidiaries to conduct their businesses as presently conducted.

SECTION 5.13 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or the Parent Subsidiaries.

SECTION 5.14 Information Supplied. None of the information supplied or to be supplied by Parent, New Parent and Merger Sub specifically for inclusion or incorporation by reference in (i) the Registration Statement (as defined below) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. The information provided by Parent, New Parent and Merger Sub specifically for inclusion in the Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Registration Statement or the Proxy Statement based on information supplied by any other party specifically for inclusion or incorporation by reference in the Registration Statement or the Company Proxy Statement.

SECTION 5.15 Financing Commitment. Parent has received a commitment from Cerberus Capital Management L.P., an Affiliate of Parent, dated as of the date hereof (the “Commitment Letter”) to provide a commitment, subject to the terms and conditions set forth therein, of up to $75 million of debt financing to New Parent a true and complete copy of which has been previously provided to Company.

SECTION 5.16 Employee Benefits Plans; Labor Matters.

(a) For purposes of this Section 5.16 of the Parent Disclosure Schedule, the term “Parent Benefit Plan” consists of any plan, Contract or arrangement (regardless of whether funded or unfunded, or foreign or domestic) which is sponsored by Parent or the Parent Subsidiaries, or to which Parent or the Parent Subsidiaries make contributions or which covers any employee of Parent or the Parent Subsidiaries in his or her capacity as an employee or to which Parent or the Parent Subsidiaries have any obligation with respect to any current or former employee, including, but not limited to, each retirement pension, profit sharing, savings, bonus, stock purchase, stock option, deferred compensation severance, insurance, death, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, vacation or other compensation plan or arrangement.

(b) All Parent Benefit Plans are valid and binding and in full force and effect and there are no material defaults thereunder. Each Parent Benefit Plan complies currently, and has complied in the past, in all material respects in form and operation, with all applicable provisions of ERISA, the Code, and other applicable Law, except for failures to comply which would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect. Any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Parent Pension Plan”) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS evidencing such qualification. Except as set forth in Section 5.16(b) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries do not provide any retiree health and life benefits under any Parent Benefit Plan (excluding (i) continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 and (ii) to the extent not material, any written arrangements for post-termination of employment medical or life coverage between Parent, the Parent Subsidiaries and any individual). There is no pending or, to the Knowledge of Parent, threatened litigation, actions or proceedings, by any Governmental Entity or otherwise relating to the Parent Benefit Plans, except for pending or threatened litigation that would not, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have not engaged in, or failed to engage in, a transaction with respect to any Parent Benefit Plan that is reasonably likely to subject Parent and the Parent Subsidiaries to a tax or penalty imposed by either Section 4975 or 4980B of the Code or Section 502(i), 502(c), 502(1) and 601 through 608 of ERISA in an amount which would have or reasonably be expected to have a Parent Material Adverse Effect.

(c) No Parent Benefit Plan subject to Title IV of ERISA (including any “multiemployer plan” as defined in ERISA) has been sponsored or contributed to by Parent or the Parent Subsidiaries, or any ERISA Affiliate during the six year period immediately preceding the date of this Agreement.

(d) All contributions required to be made, and claims to be paid, under the terms of any Parent Benefit Plan have been timely made.

(e) Except as set forth in Section 5.16(e) of the Parent Disclosure Schedule, neither the Parent, any Parent Subsidiary nor any ERISA Affiliate is required to contribute to any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States primarily for the benefit of employees of Parent or the Parent Subsidiaries residing outside the United States, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code (a “Parent Foreign Pension Plan”).

(f) Except as set forth in Section 5.16(f) of the Parent Disclosure Schedule, there are no collective bargaining or other labor union agreements to which Parent or any Parent Subsidiary is a party or by which any of them is bound. To the Knowledge of Parent, since January 1, 2003, Parent and the Parent Subsidiaries have not encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

(g) There are no unfair labor practice charges, grievances (other than grievances received from time to time from unions representing Canadian employees of Parent or the Parent Subsidiaries which are not or are not reasonably likely to have a Parent Material Adverse Effect) or complaints pending or, to the Knowledge of Parent, threatened, by or on behalf of any employee or group of employees of Parent or any Parent Subsidiary.

(h) Except as set forth in Section 5.16(h) of the Parent Disclosure Schedule, there are no complaints, charges, or claims against Parent or any Parent Subsidiary pending, or to the Knowledge of Parent, threatened, to be brought or filed, with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by Parent or any Parent Subsidiary.

(i) Parent and the Parent Subsidiaries are in material compliance with all Laws governing the employment of labor, including, but not limited to, all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

SECTION 5.17 Contracts. The Bell Canada Agreement is a legal, valid and binding obligation of Parent Subsidiaries, and to the Knowledge of Parent, a valid and binding obligation of the other parties thereto, and is in full force and effect. There are no material defaults or breaches by Parent Subsidiaries under the Bell Canada Agreement, and to the Knowledge of Parent there are no material defaults or breaches by the other parties thereto.

SECTION 5.18 New Parent

(a) New Parent when formed under the laws of Bermuda and as of the Effective Time (i) will be an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and will have the requisite corporate power to carry on its business as such business will be conducted, (ii) will be duly qualified as a foreign corporation to do business, and will be in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect and (iii) all of the outstanding share capital, shares of capital stock or membership interests of New Parent will be validly issued, fully paid and nonassessable and owned by Parent, free and clear of all liens, claims, or encumbrances, and there will be no proxies outstanding with respect to such shares or membership interests.

(b) The Memorandum of Association and Byelaws of New Parent will contain substantially similar provisions as those contained in the Parent’s Memorandum of

Association and form of byelaws attached as Annex C hereto, with such changes or amendments as contemplated or otherwise provided by this Agreement with respect to Parent.

(c) As of its date of formation, the authorized share capital of New Parent will consist of 1,000,000 undesignated preferred shares, par value $0.01 per share, and 1,200,000 common shares, par value $0.01 per share (“New Parent Common Stock”) and prior to the Effective Time, without giving effect to any subdivision or split of shares of New Parent Common Stock which split shall be required and not deemed to be a breach by Parent, New Parent or Merger Sub under this Agreement in order to effect the intent of the parties hereto, 1,200,000 shares of New Parent Common Stock will be outstanding, all of which will be validly issued, fully paid and nonasseable and will be owned directly by Parent or management of Parent. Other than as set forth in Section 5.18(c) of the Parent Disclosure Schedule and except as set forth above or otherwise contemplated by this Agreement, at the Effective Time there will not be, any share capital, shares of capital stock or other equity securities of New Parent issued or outstanding or any options, warrants or other rights, agreements, arrangements or commitments obligating New Parent to issue or sell any share capital or shares of capital stock of New Parent to any Person other than Company’s Stockholders or the holders of Company Warrants or Company Stock Options, as the case may be.

(d) New Parent will have the requisite corporate power and authority to assume this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The assumption of this Agreement and the consummation by it of the transactions contemplated hereby will be duly authorized by the Board of Directors of New Parent and Parent and no other entity proceedings on the part of each of Parent, New Parent or Merger Sub will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement will be duly assumed by New Parent pursuant to the Joinder Agreement and will constitute a valid and binding obligation of it.

(e) Prior to the Effective Time, New Parent shall own directly or indirectly all of the properties, assets and rights of Parent which are necessary to conduct Parent’s business as presently being conducted. Prior to execution of the Joinder Agreement or the Contribution, New Parent will not have incurred any material liability (other than any liabilities incurred solely by virtue of becoming a Parent Subsidiary).

ARTICLE VI

COVENANTS

SECTION 6.01 Conduct of Business of Company Pending the Closing.

(a) Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing and except as contemplated or permitted by this Agreement or as set forth in Section 6.01 to the Company Disclosure Schedule, (x) the business of Company and the Company Subsidiaries shall be conducted only in, and Company shall not take any action, or permit any of the Company Subsidiaries to take action, except in the ordinary course of business consistent with past practice and (y) Company shall use reasonable commercial efforts to keep available the services of each of the current officers, significant employees and significant consultants of Company and to preserve the current relationships of Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other Persons with which Company and the Company Subsidiaries have significant business relations in order to preserve substantially intact its business organization and to preserve the goodwill of those having business relationships with it or them.

(b) By way of amplification and not limitation, Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do or agree to do, or permit any of the Company Subsidiaries, directly or indirectly, to do or agree to do, any of the following without the prior written consent of Parent:

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) other than as set forth in Section 6.01(b)(ii) of the Company Disclosure Schedule, issue, deliver, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, (A) any shares of capital stock of Company or any Company Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Company or any Company Subsidiary, other than (x) the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options or Company Warrants therefor outstanding as of the date of this Agreement, (y) the issuance of up to an aggregate of 82,000 (1) Company Stock Options (including the issuance of shares upon exercise thereof) in accordance with the Company Stock Plan and (2) shares of Company Common Stock to participants in the Company Stock Purchase Plan in accordance with its terms and (z) issuance of rights under the Rights Agreement with respect to such issuances set forth in clause (x) and (y) hereof or (B) any material property or assets of Company or any Company Subsidiary except pursuant to contracts existing on the date of this Agreement or in the ordinary course of business consistent with past practice;

(iii) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or Person or any division thereof; (B) incur or prepay any Indebtedness for borrowed money (other than de minimus amounts) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or make any loans or become liable for (whether directly, contingently or otherwise) or make to any Person, other than to a wholly-owned Company Subsidiary, advances in each case, material to the business, assets, liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole in, or in excess of $1,000,000;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than payments or distributions on capital stock owned by Company or any Company Subsidiary;

(v) amend the terms of, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or agree to do any of the foregoing;

(vi) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under the Company Stock Plan or authorize cash payments in exchange for any Company Stock Options granted under any of such plans;

(vii) other than in the ordinary course of business with respect to employees, officers or consultants who are not executive officers or directors of Company or pursuant to written employment agreements entered into prior to the date hereof that are listed in Section 6.01(b)(vii) of the Company Disclosure Schedule of the Company Disclosure Schedule, increase the compensation payable or to become payable to its directors, officers, consultants or employees, grant any rights to retention, severance or termination pay to, or enter into any employment, retention or severance agreement; establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of Company or any Company Subsidiary (except as allowed by Section 6.01(b)(ii)), except to the extent required by applicable Law or the terms of a collective bargaining agreement; or enter into or amend any contract, agreement, commitment or arrangement between Company or any Company Subsidiary, on the one hand, and any of Company’s or any Company Subsidiary’s directors, officers, consultants or employees (except as allowed by Section 6.01(b)(ii)), on the other hand; except to the extent required by applicable law or the terms of a collective bargaining agreement;

(viii) except as permitted under Section 6.01(b)(iii), pay, discharge or satisfy any claims, liabilities or obligations in excess of $100,000 in the aggregate (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business and consistent with past practice or (B) to the extent reflected or reserved against on the latest balance sheet included in the Company Reports;

(ix) make any change with respect to Company’s or any Company Subsidiary’s accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by a concurrent amendment in United States GAAP;

(x) make any Tax election or settle or compromise any Tax liability;

(xi) make any loans to employees (other than advances in the ordinary course of business for travel or business expenses in an amount less than $10,000);

(xii) fail to maintain adequate insurance consistent with past practices for their businesses and properties;

(xiii) license, sell, abandon, fail to pay all necessary fees required to maintain the issued patents and pending applications, otherwise dispose of or modify any rights in connection with, or take any other actions outside the ordinary course of Company’s business regarding, Company Patents; or

(xiv) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would (A) make any of the representations or warranties of Company contained in this Agreement and that are qualified as to materiality untrue, incomplete or incorrect, (B) make any of the representations or warranties of Company contained in this Agreement and that are not so qualified to be materially untrue, incomplete or incorrect or (C) prevent or materially impair Company or any Company Subsidiary from performing, or cause Company or any Company Subsidiary not to, perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

(c) By way of amplification and not limitation of subsection (a) or (b) hereof, Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do or agree to do, or permit any of the Company Subsidiaries, directly or indirectly, to do or agree to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned: (i) enter into, terminate, cancel or request any material change in, or agree to any material change in, any Material Contract other than in the ordinary course of business consistent with past practice and either (x) involving the obligation of Company to purchase or lease products, services or real property pursuant to which the aggregate of payments to become due, or expected to become due, from Company is equal to or exceeds $500,000 or (y) involving a payment to be made, or expected to be made, to Company in excess of $5,000,000; (ii) make or authorize any capital expenditure in excess of $500,000, other than capital expenditures set forth in Section 6.01(c) of the Company Disclosure Schedule; or (iii) enter into or amend any Contract that, if fully performed, would not be permitted under this Section 6.01(c).

SECTION 6.02 Conduct of Business of Parent Pending the Closing. Parent agrees that, between the date of this Agreement and the Effective Time, unless Company shall otherwise consent in writing and except as contemplated or permitted by this Agreement or as set forth in Section 6.02 to the Parent Disclosure Schedule, Parent shall use reasonable commercial efforts to keep available the services of each of the current officers, significant employees and significant consultants of Parent and to preserve the current relationships of Parent and the Parent

Subsidiaries with such of the corporate partners, customers, suppliers and other Persons with which Parent and the Parent Subsidiaries have significant business relations in order to preserve substantially intact its business organization and to preserve the goodwill of those having business relationships with it or them. By way of amplification and not limitation, Parent shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do or agree to do, or permit any of the Parent Subsidiaries, directly or indirectly, to do or agree to do, any of the following without the prior written consent of Company:

(a) amend or otherwise change its memorandum of association or byelaws or equivalent organizational documents, other than (i) amendments or changes to such organizational documents substantially in the form attached as Annex C hereto, (ii) amendments or changes to such organizational documents in order to fulfill its duties hereunder or pursuant to the transactions contemplated hereby, including without limitation, the creation of or amendments to the New Parent Memorandum of Association and the New Parent Byelaws which increase the amount of and/or reclassify or split the authorized capital stock of Parent, (iii) amendments or changes to such organizational documents in order to effectuate any of the transactions contemplated by Section 2.01 or (iv) or otherwise as set forth in Section 6.02(a) of the Parent Disclosure Schedule;

(b) except as set forth in Section 6.02(b) of the Parent Disclosure Schedule and other than in order to effectuate the Contribution described under Section 2.01, issue, deliver, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, (i) any share capital of Parent or any Parent Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such share capital, or any options, warrants or other rights of any kind to acquire any such shares or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary or (ii) any material property or assets of Parent or any Parent Subsidiary except pursuant to existing contracts or in the ordinary course of business;

(c) except as contemplated by (x) the repayment of the Intercompany Notes Listed in Section R of the Parent Disclosure Schedule (y) the High Yield Offering or (z) the Commitment Letter (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or Person or any division thereof which, individually or taken together with any other acquisition(s) which it is required by Regulation S-X under the Exchange Act to aggregate for the purposes of determining whether an acquisition is a significant subsidiary, entity would constitute a “significant subsidiary” of New Parent within the meaning of Regulation S-X under the Exchange Act; or (ii) incur or prepay any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person for borrowed money in excess of $75,000,000 other than for working capital purposes;

(d) other than with respect to the Contribution, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital, other than payments or distributions on share capital owned by Parent or any Parent Subsidiary;

(e) other than pursuant to Section 6.02(a) above, amend the terms of, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its share capital or agree to do any of the foregoing;

(f) except as set forth in Section 6.02(f) of the Parent Disclosure Schedule and other than in the ordinary course of business with respect to employees, officers or consultants who are not executive officers or directors of Parent, any Parent Subsidiary, including New Parent or pursuant to written employment agreements entered into prior to the date hereof, increase the compensation payable or to become payable to its directors, officers, consultants or employees, grant any rights to retention, severance or termination pay to, or enter into any employment, retention or severance agreement; establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of Parent or any Parent Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement; or enter into or amend any contract, agreement, commitment or arrangement between Parent or any Parent Subsidiary, on the one hand, and any of Parent’s or any Parent Subsidiary’s directors, officers, consultants or employees on the other hand, except to the extent required by applicable Law or the terms of a collective bargaining agreement, other than in connection with the Contribution;

(g) other than as set forth in Section 6.02(g) of the Parent Disclosure Schedule, pay, discharge or satisfy any claims, liabilities or obligations in excess of $1,000,000 in the aggregate (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business, (B) reflected or reserved against on the latest Balance Sheet included in the Parent Financial Statements, (C) in connection with Parent’s repurchase of the Parent Preferred Stock or (D) the repayment of the Intercompany Notes;

(h) other than as set forth in Section 6.02(h) of the Parent Disclosure Schedule, make any change with respect to Parent’s or any Parent Subsidiary’s accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by United States GAAP;

(i) make any tax election or settle or compromise any Tax liability;

(j) make any loans to employees other than advances in the ordinary course of business for travel or business expenses in an amount less than $10,000;

(k) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or

(l) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would (A) make any of the representations or warranties of Parent contained in this Agreement and that are qualified as to materiality untrue, incomplete or incorrect, (B) make any of the representations or warranties of Parent contained in this Agreement and that are not so qualified to be materially untrue, incomplete or incorrect or (C) prevent or materially impair Parent or any Parent Subsidiary from performing, or cause Parent or any Parent Subsidiary not to, perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

SECTION 6.03 Notices of Certain Events. Each of Parent and Company shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any Suits commenced or, to the Knowledge of Company or the Knowledge of Parent, as the case may be, threatened in writing against, relating to or involving or otherwise affecting Parent or Company, respectively, or any of their respective Subsidiaries, which, if pending on the date hereof, would have been required to have been disclosed in this Agreement, or that otherwise relate to the consummation of the Merger; (iv) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation that is not so qualified becoming untrue or inaccurate in any material respect; and (v) any event or proposed action that is reasonably likely to cause the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, Company shall give prompt notice to Parent of the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a material default under any Material Contract, and each of Parent and Company shall notify the other of any change that has had or could reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively, or to materially delay or impede the ability of Company or Parent, respectively, to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Merger. Notwithstanding any provision contained herein to the contrary, Company shall provide Parent notice of the number of Company’s employees who have suffered an “employment loss” (as defined in the WARN Act) since ninety days prior to the date coinciding with the Closing.

SECTION 6.04 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or Company or a Company Subsidiary is a party which has been disclosed to Company or Parent or, upon execution of this Agreement, will be disclosed to Company or the Parent, as the case may be, or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, Parent shall and Company shall (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to its and its Subsidiaries’ officers, employees, agents, properties, offices and other facilities and to the books and records thereof (including with respect to any review of the Company Buy/Sell Certificate or Parent Buy/Sell Certificate) and (ii) furnish promptly such information concerning its and its Subsidiaries’ business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made in this Agreement.

(b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Agreement.

SECTION 6.05 No Solicitation of Transactions.

(a) Unless and until this Agreement shall have been terminated as provided or permitted herein, Company shall not, directly or indirectly, and shall cause its Representatives (including Representatives of Company Subsidiaries) not to, directly or indirectly, solicit, initiate or encourage (including, without limitation, by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Company Competing Transaction; enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Company Competing Transaction; withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, New Parent or Merger Sub, the approval or recommendation by Company’s Board of Directors or any such committee of this Agreement or the Merger; approve or recommend, or propose to approve or recommend, any Company Competing Transaction; enter into any agreement with respect to any Company Competing Transaction; or authorize or knowingly permit any of Company’s Representatives or any Company Subsidiary, or any Representative of a Company Subsidiary, to take any such action; provided, however, that nothing contained in this Section 6.05 shall prohibit the Board of Directors of Company (i) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 6.05 or (ii) prior to the adoption of this Agreement by the stockholders of Company from providing information (subject to a confidentiality agreement at least as restrictive in all material respects, as the Confidentiality Agreement, except that such confidentiality agreement shall permit any disclosure required under this Section 6.05) in connection with, and negotiating, another unsolicited, bona fide written proposal regarding a Company Competing Transaction that (x) Company’s Board of Directors shall have concluded in good faith, after consultation with Lowenstein Sandler PC or other independent outside counsel of nationally recognized reputation, that not taking such action is inconsistent with Company’s Board of Directors fiduciary duties to Company’s stockholders under applicable Law, (y) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which Company’s Board of Directors shall have determined in good faith in the proper exercise of its fiduciary duties to Company’s stockholders that the acquiring party is capable of consummating such Company Competing Transaction on the terms proposed, and (z) Company’s Board of Directors shall have determined in good faith (in consultation with Company’s independent financial advisors of nationally recognized reputation, with respect to which standard Parent hereby acknowledges that the Company Financial Advisor shall qualify) in the proper exercise of its fiduciary duties to Company’s stockholders that such Company Competing Transaction provides greater value to the stockholders of Company than the Merger (any such Company Competing Transaction fulfilling each of the requirements of this clause (ii) of Section 6.05(a) being referred to herein as a “Company Superior Proposal”). In the event Company receives an unsolicited written proposal regarding a Company Competing Transaction that is not received in violation of this Section 6.05, and Company reasonably believes that such proposal is likely to constitute a Company Superior Proposal, Company may request such information from the offering party that is required (after consultation with Company’s independent financial advisors and its independent outside counsel) in order to determine whether or not such proposal constitutes a Company Superior Proposal. Any violation of the restrictions set forth in this Section 6.05 by any Representative of Company (including any Representative of a Company Subsidiary), whether or not such Person is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Section 6.05 by Company. Company shall notify Parent in accordance with the notice provisions of this Agreement in writing and orally within 24 hours after any of Company’s Chief Executive Officer, Chief Financial Officer or other senior executive officer of Company receive any proposal or offer, or promptly after any inquiry or contact with any Person with respect thereto, regarding a Company Competing Transaction is made or received, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such Company Competing Transaction, and, by way of amplification and without limitation, Company shall keep Parent apprised (in accordance with the notice provisions of this Agreement) on a prompt basis, of the status of such Company Competing Transaction and of any modifications to the terms thereof. In addition, Company shall notify Parent promptly (and in any event within 24 hours) orally and in writing if at any time Company’s Board of Directors determines that it believes any such proposal, offer, inquiry or contact constitutes a Company Superior Proposal. In connection with any such potential Company Competing Transaction, Company shall provide to Parent prompt oral and written notice (and in any event within 24 hours) to the effect that Company is furnishing information to, or entering into discussions or negotiations with, the Person making such proposal, and Company shall keep Parent promptly informed of the status of the terms and conditions of any such discussions or negotiations. Prior to accepting a Company Competing Proposal, Company shall provide Parent with 48 hours’ oral and written notice of such intention.

(b) Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Company Competing Transaction. Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

SECTION 6.06 Tax-Free Transaction. From and after the date of this Agreement, each party hereto shall use reasonable efforts to cause the Contribution to qualify, and shall not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Contribution from qualifying, as a transaction governed by Section 351 of the Code. From and after the date of this Agreement, each party hereto shall use reasonable efforts to cause the Merger to qualify, and shall not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

SECTION 6.07 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company and the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 6.08 Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, New Parent or Company or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, including without limitation the consent of BMA to the change in shareholders of New Parent upon the consummation of the Merger, (iii) promptly as practicable make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the rules and regulations of the NNM or such other U.S. national securities exchange, as the case may be, (B) the Securities Act, the Exchange Act and any other applicable Federal or state securities Laws, (C) the HSR Act and any related governmental request thereunder, if any, (D) the rules and regulations promulgated by any Telecommunications Operating Authority, and (E) any other applicable Law, (iv) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each party hereto and its Board of Directors shall (1) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require a party hereto to agree to, or proffer to, divest or hold separate any assets or any portion of any business of such entity, any other party hereto, such party or any of their respective Subsidiaries. Without limiting the generality of the foregoing, each party hereto shall give the other party hereto the opportunity to participate in the defense of any litigation against it and/or its directors relating to the transactions contemplated by this Agreement. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including, without limitation, by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. Company and Parent shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned. As promptly as practicable after the date of this Agreement Parent shall form, or cause the formation of New Parent and immediately upon formation, New Parent shall become a party to this Agreement.

(b) Each of Company and Parent will give (or will cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any consents from third Persons necessary, proper or advisable (as reasonably determined by Parent in good faith with respect to notices or consents to be delivered or obtained by Company) to consummate the transactions contemplated by this Agreement.

SECTION 6.09 Additional Reports. Company shall furnish to Parent, and Parent or New Parent shall furnish to Company, if requested, copies of any documents which it files with the SEC on or after the date hereof, and Company and Parent each covenant and warrant that as of the respective dates thereof, such documents will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such documents (including any related notes and schedules) will fairly present, in all material respects, the financial position of the filer and its consolidated subsidiaries, as of the dates thereof and the results of operations or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and United States GAAP (except for the absence of footnotes) consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

SECTION 6.10 Tax Matters Company shall provide the following information to Parent not later than 10 Business Days after the date of this Agreement: (i) a complete list of the types of Tax Returns being filed by Company in each taxing jurisdiction, (ii) a list of any deferred intercompany gain with respect to transactions to which Company has been a party and (iii) a depreciation schedule for the most recently filed federal income tax return for Company. Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours from the date hereof through the Effective Time, to all of Company’s Tax Returns and other records and workpapers relating to Taxes.

SECTION 6.11 Employee Benefits.

(a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between Company or any of the Company Subsidiaries and any current or former executive officer or director of Company or any of the Company Subsidiaries, subject to any modifications thereto agreed to by any such officers or directors with the Surviving Corporation.

(b) At the Effective Time or following a transition period during which employees of Company continue to participate in one or more Benefit Plans, New Parent will cause the Surviving Corporation to provide the benefits to employees of Company who are retained by New Parent or the Surviving Corporation (including health benefits, severance policies and general employment policies and procedures) which are substantially comparable in the aggregate to benefits that are available, from time to time, to similarly situated employees of New Parent and the New Parent Subsidiaries on terms that are substantially similar to similarly situated employees of New Parent and the New Parent Subsidiaries, provided, however, that insurance carriers, outside providers or the like are able to provide such benefits on terms reasonably acceptable to New Parent, and provided, further, that nothing in this Section 6.11(b) shall prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable Law, and provided, further, that it shall not result in any duplication of benefits.

(c) To the extent permitted under applicable Law, each employee of Company or the Company Subsidiaries shall be given credit for all service with Company or the Company Subsidiaries (or service credited by Company or the Company Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by Parent or the Surviving Corporation (other than sabbatical benefits, for which employees of Company or the Company Subsidiaries will not receive any such past service credit) in which they participate or in which they become participants for purposes of eligibility, vesting and the determination of vacation and severance pay and benefits but not for accrual of any pension benefits; provided, however, that insurance carriers, outsider providers or the like are able to honor such commitments on terms reasonably acceptable to New Parent. With respect to any medical or dental benefit plan of New Parent or Parent Subsidiaries or the Surviving Corporation in which employees of the Company or any of the Company Subsidiaries participate after the Effective Time, Parent shall cause New Parent to waive or cause to be waived any waiting periods, pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Company or any of the Company Subsidiaries who was, as of the Effective Time, excluded from participation in the Company’s medical and/or dental plan by virtue of such pre-existing condition), and to provide that any covered expenses incurred on or before the Effective Time by an employee of the Company or any of the Company Subsidiaries (or by a covered dependent of such an employee) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under any such medical or dental benefit plan after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of New Parent or Parent Subsidiaries. If requested by Parent prior to the Effective Time, Company shall take all actions necessary and appropriate to terminate any Company Benefit Plan as of the last day of the payroll period immediately preceding the Closing Date and no further contributions shall be made to any Company Benefit Plan, and Company shall provide to Parent (i) executed resolutions by the board of directors of Company, as applicable, authorizing such termination and (ii) an executed amendment to each Company Benefit Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of such Company Benefit Plan will be maintained at the time of termination as applicable.

SECTION 6.12 Other Actions. Except as required by applicable Law or as expressly permitted by this Agreement, no party to this Agreement shall, nor shall it permit any of its respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VIII not being satisfied.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Registration Statement; Proxy Statement.

(a) Parent and Company shall jointly prepare and, after approval (such approval not to be unreasonably withheld, delayed or conditioned) by each such Person, shall use commercially reasonable efforts to cause to be filed with the SEC, as soon as practicable following the date of receipt of the Subsequent Parent Financial Statements, a document or documents that will constitute (i) the registration statement on Form F-4 of New Parent (together with all amendments thereto, the “Registration Statement”), in connection with the registration under the Securities Act of New Parent Common Stock to be issued to Company’s stockholders pursuant to the Merger and (ii) the proxy statement with respect to the Merger relating to the Company Stockholders’ Meeting (together with any amendments thereto, the “Proxy Statement”). Copies of the Proxy Statement shall be provided to the NNM in accordance with its rules. Each of the parties hereto shall use reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of New Parent Common Stock pursuant to the Merger. Parent or Company, as the case may be, shall furnish all information concerning Parent or Company as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Each of Parent and Company shall notify the other of the receipt of any comments from the SEC on the Registration Statement and the Proxy Statement and of any requests by the SEC for any amendments or supplements thereto or for additional information and shall provide to each other promptly copies of all correspondence between New Parent, Company or any of their representatives and advisors and the SEC. As promptly as practicable after the effective date of the Registration Statement, the Proxy Statement shall be mailed to the stockholders of Company. Each of the parties hereto shall cause the Proxy Statement to comply as to form and substance, as to matters relating to, and supplied for inclusion therein by, such party, in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act and (iii) the rules and regulations of the NNM or such other U.S. national securities exchange, as the case may be.

(b) The Proxy Statement shall include with respect to Company and its stockholders, (i) the recommendation of the board of directors of Company to Company’s stockholders that they vote in favor of adoption of this Agreement, and (ii) the opinion of Company Financial Advisor referred to in Section 4.20.

(c) No amendment or supplement to the Proxy Statement or the Registration Statement shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld, delayed or conditioned. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of New Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d) None of the information supplied by Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Company, at the time of the Company Stockholders’ Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Company or any Company Subsidiary, or their respective officers or directors, should be discovered by Company that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Company shall promptly inform Parent. All documents that Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

(e) None of the information supplied by Parent or New Parent for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Company, at the time of the Company Stockholders’ Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent or New Parent that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent or New Parent shall promptly inform Company. All documents that Parent or New Parent are responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

(f) Lowenstein Sandler PC will provide an opinion addressed to Company which will be filed as Exhibit 8.1 to the Registration Statement, to the effect that the description in the Registration Statement of the material federal income tax consequences to the Company Stockholders of the Merger is correct in all material respects. Such opinion shall be based on representation letters in form and substance reasonably acceptable to counsel and executed by Company, Parent, New Parent and Merger Sub.

(g) Prior to the Closing, Company agrees that it and the Company Subsidiaries will cooperate with Parent, New Parent and their representatives and provide information reasonably required by Parent and their representatives in connection with the offer, sale and placement of, or obtaining commitments for the purchase of, senior notes (the “High Yield Notes”) that may take place contemporaneously with the Effective Time. Such cooperation will include, without limitation, (i) the assistance in the preparation of an offering circular or private placement memorandum with respect to any offering of High Yield Notes, (ii) the delivery of such financial and statistical information relating to Company and the Company Subsidiaries as may be reasonably requested and (iii) using commercially reasonable efforts to assist in the marketing and sale of any High Yield Notes, including making appropriate officers of Company and the Company Subsidiaries available for due diligence meetings and for participation in the road show and meetings with prospective purchasers of the High Yield Notes, it being understood that all reasonable out-of-pocket Expenses incurred by Company and the Company Subsidiaries in connection with this provision shall be paid by, or promptly reimbursed to Company, by New Parent.

SECTION 7.02 Company Stockholders’ Meetings. Company shall call and hold a special meeting of the stockholders of Company (the “Company Stockholders’ Meeting”), (subject to applicable Laws), for the purpose of voting upon the adoption of this Agreement pursuant to the Proxy Statement, and Company shall use all reasonable efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Company shall use all reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL, NNM or such other U.S. national securities exchange, as the case may be, requirements to obtain such approval. Each of the parties hereto shall take all other action necessary or, in the reasonable opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and such party’s certificate of incorporation and bylaws to effect the Merger. Company shall call and hold the Company Stockholders’ Meeting for the purpose of voting upon the adoption of this Agreement whether or not Company’s Board of Directors at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that Company’s stockholders reject it.

SECTION 7.03 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, (i) Parent will, and New Parent will cause the Surviving Corporation to, indemnify and hold harmless, and will provide advancement of expenses to, each person who is or was (or who becomes prior to the Effective Time) a director or officer of Company or any of the Company Subsidiaries at or at any time prior to the Effective Time (an “Indemnified Party”), to the same extent such persons are indemnified or have the right to the advancement of expenses as of the date of this Agreement by Company pursuant to Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined that such Indemnified Party is not entitled to indemnification, and (ii) New Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements (including, without limitation, those set forth in Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement) between Company and any of the Indemnified Parties in effect immediately prior to the date of this Agreement.

(b) In the event New Parent, Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers a material amount of its properties and assets to any Person in a single transaction or a series of transactions, then, and in each such case, New Parent will either guaranty the obligations referred to in this Section 7.03 or will make or cause to be made proper provision so that the successors and assigns of New Parent, Company or the Surviving Corporation, as the case may be, assume the obligations described herein for the benefit of the Indemnified Parties and have at least substantially equal financial ability as New Parent, Company (immediately prior to the Effective Time) or the Surviving Corporation, as the case may be, to satisfy the obligations of the parties pursuant to this Section 7.03 as a condition to such merger, consolidation or transfer becoming effective.

(c) The provisions of this Section 7.03 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and his or her heirs, assigns and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d) For a period of six years after the Effective Time, New Parent shall maintain in effect the directors’ and officers’ liability insurance policies maintained by Company; provided, however, that in no event shall New Parent be required to expend in any one year in excess of 200% of the annual premium currently paid by Company for such coverage, which annual premium is $826,000; and provided further, that if the annual premium for such coverage exceeds such amount, New Parent shall only be obligated to purchase a policy with the greatest coverage available for a cost not to exceed such amount.

(e) Company shall use its reasonable best efforts to maintain in effect at all times from the date of this Agreement until the Effective Time, directors’ and officers’ liability insurance comparable as to amount and other material terms of coverage with such insurance as in effect on the date of this Agreement.

SECTION 7.04 Public Announcements. The initial press release concerning the Merger to be released in connection with the execution and delivery of this Agreement shall be a joint press release approved by Parent and Company and, thereafter, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other (which shall not be unreasonably withheld, delayed or conditioned), except to the extent required by applicable Law or the requirements of the rules and regulations of the NNM or such other U.S. national securities exchange, as the case may be, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

SECTION 7.05 Listing or NNM Quotation. Parent shall use its reasonable best efforts to cause New Parent Common Stock issuable pursuant to the Merger (or upon the exercise of any Company Stock Options or Company Warrants) to be approved for quotation on the NNM or, in Parent’s reasonable discretion after consultation with Company, another U.S. national securities exchange, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Effective Time.

SECTION 7.06 Company Stock Options/Registration Statements on Form S-8. Prior to the Effective Time, Company and Parent shall use all commercially reasonable efforts to effect the assumption by New Parent of the Company Stock Options and Company Warrants as contemplated by Section 3.05, including obtaining the consent of affected optionees and warrant holders, if required. New Parent shall reserve for issuance the number of shares of New Parent Common Stock that will be issuable upon exercise of Company Stock Options and Company Warrants assumed pursuant to Section 3.05 hereof. As promptly as reasonably practical after the Effective Time, New Parent shall file with the SEC one or more registration statements on Form S-8 for the shares of New Parent Common Stock issuable with respect to Company Stock Options and will maintain the effectiveness of such registration statements for so long as any of such options or other rights remain outstanding.

SECTION 7.07 Affiliates. As soon as practicable after the date hereof, Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of Company, “affiliates” of Company for purposes of Rule 145 under the Securities Act. Company shall use best efforts to cause each such person to deliver to New Parent as of the Closing Date, a written agreement substantially in the form attached as Annex D hereto. New Parent shall be entitled to place legends on the certificates evidencing any of the New Parent Common Stock to be received by (i) any Affiliate of Company or (ii) any Person Parent reasonably identifies (by written notice to Company) as being a Person who may be deemed an “affiliate” within the meaning of Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such New Parent Common Stock.

SECTION 7.08 Letters of Company’s Accountants. If requested, Company shall use reasonable efforts to cause to be delivered to New Parent two letters from Company’s independent accountants, one dated a date within two Business Days before the date on which the Registration Statement shall become effective and one dated a date within two Business Days before the Effective Time, each addressed to New Parent, in form and substance reasonably satisfactory to New Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

SECTION 7.09 Letters of Parent’s Accountants. If requested, Parent shall use reasonable efforts to cause to be delivered to Company two letters from Parent’s independent accountants, one dated a date within two Business Days before the date on which the Registration Statement shall become effective and one dated a date within two Business Days before the Effective Time, each addressed to Company, in form and substance reasonably satisfactory to Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

SECTION 7.10 Buy/Sell Margin Certificate.

(a) On or prior to the 5th Business Day after the end of each of December 31, 2003 and January 31, February 29 and March 31, 2004, Parent shall deliver a certificate to Company, executed by Liam Strong or Richard Willett (or any individual employed in such similar capacity of either), stating the Buy/Sell Margin of Parent for the three month period ended as of December 31, 2003 and January 31, February 29 and March 31, 2004, as the case may be (the “Parent Buy/Sell Certificate”).

(b) On or prior to the 5th Business Day after the end of each of December 31, 2003 and January 31, February 29 and March 31, 2004, Company shall deliver a certificate to Parent, executed by the Chief Executive Officer or Chief Financial Officer, stating the Buy/Sell Margin of Company for the three month period ended as of December 31, 2003 and January 31, February 29 and March 31, 2004, as the case may be (the “Company Buy/Sell Certificate”).

SECTION 7.11 New Parent Board. Parent shall appoint or cause to be appointed (i) Tom Evslin and (ii) one other individual designated by Company with the prior written consent of Parent, in each case, to New Parent’s Board of Directors effective immediately after the Effective Time.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of the parties hereto to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions by joint action of the parties hereto:

(a) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

(b) this Agreement shall have been duly adopted by the requisite vote of stockholders of Company in accordance with the DGCL;

(c) no order, statute, rule, regulation, executive order, stay, decree, writ, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. Company and Parent shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time;

(d) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable competition, merger control or similar Law shall have expired or been terminated or any such required approval shall have been received or granted;

(e) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization has not had or could not reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect;

(f) the shares of Parent Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NNM or, in Parent’s reasonable discretion after consultation with Company, another U.S. national securities exchange, subject to official notice of issuance;

(g) the BMA shall have consented to the transactions contemplated hereby; and

(h) (i) the High Yield Offering shall have been consummated and/or if necessary the loans under the Commitment Letter shall have been made in accordance with the terms of the Commitment Letter, (ii) the Intercompany Notes shall be distributed to the holders of the Parent Preferred Stock in exchange for all of the outstanding shares of the Parent Preferred Stock (plus accrued and unpaid dividends) and (iii) the indebtedness represented by the Intercompany Notes shall have been repaid in full.

SECTION 8.02 Conditions to the Obligations of Company. The obligations of Company to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

(a) Each of the representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such time, except to the extent that any representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date, in either case, such that the aggregate effect of any inaccuracies in such representations and warranties do not comprise or would not be reasonably likely to comprise a Parent Material Adverse Effect, in each case without regard (for purposes of this Section 8.02(a)) to any materiality or Parent Material Adverse Effect qualifications contained in such representations and warranties, and Company shall have received certificates of Parent and

Merger Sub, executed by the Chief Executive Officer of Parent and the President of Merger Sub, to such effect;

(b) Parent, New Parent and Merger Sub shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Company shall have received certificates of Parent and Merger Sub, executed by the Chief Executive Officer of Parent and the President of Merger Sub, to such effect;

(c) No requirement of Law shall have been issued, enacted, enabled, promulgated or enforced by any Government Entity which would have materially reduced the benefits of the transactions contemplated hereby to Company or its stockholders in a manner that Company, in its good faith reasonable judgment, would not have entered into this Agreement had such condition or requirement been known on the date hereof;

(d) There shall have been no event or circumstance which has had or reasonably could be expected to have a Parent Material Adverse Effect since the date hereof; and

(e) all Required Governmental Approvals (including any required consents by the FCC to any matters contemplated by the Merger) shall have been obtained pursuant to Final Orders, including without limitation respectively, the transfer, assignments or reauthorization of the licenses or authorizations issued by the Telecommunications Operating Authorities, free of any conditions that would cause a Parent Material Adverse Effect, and all other consents, approvals, authorizations or filings the absence of which could reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect if the Closing were to occur shall have been obtained or made. For the purposes of this Agreement, “Final Order” means an action or decision that has been granted by the relevant Governmental Entity as to which (A) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (B) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (C) the relevant Governmental Entity does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (D) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

SECTION 8.03 Conditions to the Obligations of Parent. The obligations of Parent and New Parent to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

(a) Each of the representations and warranties of Company in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such time, except to the extent that any representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date, in either case, such that the aggregate effect of any inaccuracies in such representations and warranties do not comprise or would not be reasonably likely to comprise a Company Material Adverse Effect, in each case without regard (for purposes of this Section 8.03(a)) to any materiality or Company Material Adverse Effect qualifications contained in such representations and warranties, and New Parent shall have received a certificate of Company, executed by the Chief Executive Officer of Company, to such effect;

(b) Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and Parent shall have received a certificate of the Company, executed by the Chief Executive Officer of Company, to that effect;

(c) all consents of third parties set forth on Section 8.03(c) of the Company Disclosure Schedule shall have been obtained (excluding any Governmental Entity);

(d) all Required Governmental Approvals (including all required consents by the FCC and state public utilities commissions necessary for the issuance and transfer of stock, transfer of control, affiliate transactions and the guaranty of indebtedness related to the Merger and the transactions contemplated in connection therewith) shall have been obtained pursuant to Final Orders, including without limitation respectively, the transfer, assignments or reauthorization of the licenses or authorizations issued by the Telecommunications Operating Authorities, free of any conditions that would cause a Parent Material Adverse Effect, and all other consents, approvals, authorizations or filings of any Governmental Entity the absence of which could reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect if the Closing were to occur shall have been obtained or made;

(e) No requirement of Law shall have been issued, enacted, enabled, promulgated or enforced by any Government Entity which would have materially reduced the benefits of the transactions contemplated hereby to Parent, New Parent or the Surviving Corporation in a manner that Parent, in its good faith reasonable judgment, would not have entered into this Agreement had such condition or requirement been known on the date hereof; and

(f) there shall have been no event or circumstance which has had or reasonably could be expected to have a Company Material Adverse Effect since the date of this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement by the stockholders of Company, as follows:

(a) by mutual written consent duly authorized by the boards of directors of each of Parent and Company;

(b) by either Parent or Company, if the Effective Time shall not have occurred on or before May 15, 2004; provided, that such date shall be extended one day for each day after December 31, 2003 that occurs prior to the date of the initial filing of the Preliminary Proxy Statement; provided, however, that in no event shall such date be later than June, 30, 2004 (the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Parent or Company, if any Governmental Order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become a Final Order;

(d) by Parent, if

(i) the Board of Directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders or shall have resolved to do so;

(ii) the Board of Directors of Company shall have recommended to the stockholders of Company a Company Competing Transaction;

(iii) Company fails to comply in all material respects with Section 6.05 or Section 7.02;

(iv) a Company Competing Transaction shall have been announced or otherwise publicly known and the Board of Directors of Company shall have failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within seven days of the first announcement or other public knowledge of such proposal for a Company Competing Transaction;

(v) the Board of Directors of Company shall have determined that a Company Competing Transaction was a Company Superior Proposal and shall not have, prior to Parent’s termination of this Agreement pursuant to this Section 9.01(d)(v), (1) reconfirmed its approval and recommendation of this Agreement and (2) recommended against acceptance of such Company Superior Proposal by its stockholders; or

(vi) the Board of Directors of Company resolves to take any of the actions described above;

(e) by Parent or Company, if this Agreement is brought to a vote and shall fail to receive the requisite votes for adoption at the Company Stockholders’ Meeting or any adjournment or postponement thereof;

(f) by Parent, 20 days after receipt by Company of a written notice from Parent of a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.03 would not be satisfied (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is cured within such 20 day period, Parent may not terminate this Agreement under this Section 9.01(f);

(g) by Company, 20 days after receipt by Parent of a written notice from Company of a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.02 would not be satisfied (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is cured within such 20 day period, Company may not terminate this Agreement under this Section 9.01(g);

(h) by Company, in order to accept a Company Superior Proposal; provided that Company has given the notice required by the last sentence of Section 6.05(a) and has paid the Company Termination Fee;

(i) by Parent, upon the receipt by it of a Company Buy/Sell Certificate that states a Buy/Sell Margin lower than the Company Target Margin or if no Company Buy/Sell Certificate is received within 10 Business Days after the end of any month ended prior to April 1, 2004; or

(j) by Company, upon the receipt by it of a Parent Buy/Sell Certificate that states a Buy/Sell Margin lower than the Parent Target Margin or if no Parent Buy/Sell Certificate is received within 10 Business Days after the end of any month ended prior to April 1, 2004.

The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

SECTION 9.02 Effect of Termination. Except as provided in Section 9.05, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its Affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease (except for the provisions of Section 6.04(b), this Section 9.02, Section 9.05 and Article X, which provisions shall survive such termination); provided, however, that nothing herein shall relieve any party hereto from liability for breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement (unless Parent or New Parent, as the case may be, has received a Company Termination Fee from Company, in which case Company shall have no further liability for breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, which shall survive termination of this Agreement and remain in full force and effect in accordance with their terms.

SECTION 9.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of Company, no amendment may be made that by Law requires the further approval of the stockholders of Company without first obtaining that approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 9.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or other act of any other party hereto and (c) subject to applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 9.05 Termination Fee; Expenses.

(a) Except as set forth in this Section 9.05, all Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that New Parent and Company each shall pay one-half of all Expenses incurred solely for printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement (for the avoidance of doubt, not including related attorneys’ and accountants’ fees and Expenses) and any fees required to be paid under the HSR Act and under any comparable statute applicable under Canadian law.

(b) In the event that:

(i) Parent shall terminate this Agreement pursuant to Section 9.01(d),

(ii) this Agreement is terminated pursuant to Section 9.01(e) or Section 9.01(f) and (A) at or prior to the time of such termination, either a Company Competing Transaction shall have been proposed to Company or a definitive proposal for a Company Competing Transaction is publicly announced or (B) within 12 months after such termination, Company shall enter into a definitive agreement with respect to any Company Competing Transaction or any Company Competing Transaction involving Company shall be consummated,

(iii) Company shall terminate this Agreement pursuant to Section 9.01(h), or

(iv) this Agreement is terminated pursuant to Section 9.01(b) under circumstances where the failure of the Effective Time to occur on or before the Termination Date was not caused by Parent’s failure to fulfill any of its obligations under this Agreement and (A) at or prior to the time of such termination, either a Company Competing Transaction shall have been proposed to Company or a definitive proposal for a Company Competing Transaction is publicly announced or (B) within 12 months after such termination, Company shall enter into a definitive agreement with respect to any Company Competing Transaction or any Company Competing Transaction involving Company shall be consummated; provided; however, that in no event shall Parent be entitled to a Company Termination Fee (as defined below) under this Section 9.05(b)(iv) if the initial filing of the preliminary Proxy Statement occurs after December 15, 2003.

then Company shall pay to Parent (the “Company Termination Fee”) a sum equal to $3,750,000. Any Company Termination Fee shall be paid in same day funds within two Business Days after the date this Agreement is terminated (in a manner set forth in this Section 9.05(b)) or within two Business Days after the Company Termination Fee otherwise becomes due and payable pursuant to this Section 9.05(b).

(c) Parent and Company agree that the agreements contained in Section 9.05(b) above are an integral part of the transaction contemplated by this Agreement and constitute liquidated damages and not a penalty and that without these Agreements, Parent would not enter into this Agreement or the Voting Agreements. Accordingly, if Company fails to pay to Parent any amounts due under Section 9.05(b), Company shall pay the fees and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit of other legal action, taken to collect payment, together with interest on such amounts at the prime rate of J.P. Morgan Chase & Co. in effect on the date such payment was required to be made.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02); provided that all notices given pursuant to Section 6.05(a) hereof shall be by telecopy or facsimile in addition to and not in lieu of any other manner:

(a)    if to Company:

ITXC Corp.

750 College Road East

Princeton, New Jersey 08540

Attn: Theodore Weitz, Esq

Facsimile: (609) 750-3458

with a copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Peter H. Ehrenberg, Esq.

Facsimile: 973-597-2351

(b)    if to Parent, New Parent or Merger Sub:

Teleglobe International

Holdings Ltd

P.O. Box HM 1154

10 Queen Street

Hamilton HM EX

Bermuda

Attn: Chairman

Facsimile: (441) 292-0829

with copies to:

Teleglobe Canada ULC

1000 Rue de la Gauchetiere West

Montreal, Quebec, H3B 4X5

Canada

Attn: President

Facsimile: (514) 868-7234

and

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman, Esq.

Facsimile: (212) 593-5955

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 7.03, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, including upon its execution of the Joinder Agreement New Parent, or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

SECTION 10.05 Incorporation of Exhibits and Certificates. The Parent Disclosure Schedule, the Company Disclosure Schedule, all annexes and exhibits attached hereto and referred to herein and any certificate to be delivered pursuant to Section 9.01(i) or (j) hereof, which certificate shall be considered a representation and warranty for purposes of this Agreement are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein. Parent and Company acknowledge that the Parent Disclosure Schedule and the Company Disclosure Schedule (i) are qualified in their entirety by reference to specific provisions of this Agreement and (ii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to Parent or Company, as the case may be, except to the extent required by this Agreement and by applicable Law.

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of laws principles thereof.

SECTION 10.07 Waiver of Jury Trial. To the fullest extent permitted by Law, each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

SECTION 10.08 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (v) “or” is not exclusive; and (vi) provisions apply to successive events and transactions.

SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 Entire Agreement. This Agreement (including the Voting Agreements, the annexes, the exhibits, the certificates, to be delivered pursuant to Section 9.01(i) and (j) hereof, the Parent Disclosure Schedule and the Company Disclosure Schedule), the Confidentiality Agreement and, when executed, the Joinder Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TELEGLOBE INTERNATIONAL HOLDINGS LTD

By:	/s/ Lenard Tessler

Name:	Lenard Tessler
Title:	Chairman

VEX MERGER SUBSIDIARY CORP.

By:	/s/ Richard Willett

Name:	Richard Willett
Title:	President

ITXC CORP.

By:	/s/ Thomas Evslin

Name:	Thomas Evslin
Title:	Chairman and Chief Executive Officer